Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
PROJECT SAGE M HOLDINGS OLDCO, INC.,	)	Case No. 24-10245 (JTD)
et al.,[1]	)
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED

COMBINED DISCLOSURE STATEMENT AND

JOINT PLAN OF PROJECT SAGE OLDCO, INC. AND ITS

AFFILIATED DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION.

Laura Davis Jones (DE Bar No. 2436)		Joshua A. Sussberg, P.C. (admitted pro hac vice)
David M. Bertenthal (CA Bar No. 167624)		Nicole L. Greenblatt, P.C. (admitted pro hac vice)
Timothy P. Cairns (DE Bar No. 4228)		Elizabeth H. Jones (admitted pro hac vice)
PACHULSKI STANG ZIEHL & JONES LLP		KIRKLAND & ELLIS LLP
919 North Market Street, 17th Floor		KIRKLAND & ELLIS INTERNATIONAL LLP
P.O. Box 8705		601 Lexington Avenue
Wilmington, Delaware 19899 (Courier 19801)		New York, New York 10022
Telephone:	(302) 652-4100	Telephone:	(212) 446-4800
Facsimile:	(302) 652-4400	Facsimile:	(212) 446-4900
Email:	ljones@pszjlaw.com	Email:	joshua.sussberg@kirkland.com
	dbertenthal@pszjlaw.com		nicole.greenblatt@kirkland.com
	tcairns@pszjlaw.com		elizabeth.jones@kirkland.com

Co-Counsel to Debtors and Debtors in Possession

Dated: June 13, 2024

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Project Sage Oldco, Inc. (f/k/a Sientra, Inc.) (1000); Project Sage M Holdings Oldco, Inc. (f/k/a Mist Holdings, Inc.) (4221); Project Sage M Oldco, Inc. (f/k/a Mist, Inc.) (1202); and Project Sage M International Oldco, Inc. (f/k/a Mist International, Inc.) (3363). The Debtors’ service address is 3333 Michelson Drive, Suite 650, Irvine, CA 92612.

ARTICLE I. EXECUTIVE SUMMARY			7

A.	An Overview of the Chapter 11 Process		8
B.	OVERVIEW of the plan		8
C.	SOLICITATIOn, voting and confirmation matters		10
	1.	Important Dates and Deadlines	10
	2.	Who May Vote on the Plan	11
	3.	Summary of Solicitation Package and Voting Instructions	11
	4.	Confirmation of the Plan	12
	5.	Confirming and Consummating the Plan	13
	6.	Rules of Interpretation; Computation of Time	13
	7.	Distribution of Confirmation Hearing Notice to Holders of Claims in Non-Voting Classes and Holders of Disputed Claims	14
	8.	Filing of the Plan Supplement	14
	9.	The Confirmation Hearing	14
	10.	The Deadline for Objecting to Confirmation of the Plan	14
	11.	Effect of Confirmation of the Plan	15
D.	RISK FACTORS		16

ARTICLE II. DEFINED TERMS			16

ARTICLE III. BACKGROUND TO THE CHAPTER 11 CASES			30

A.	THE DEBTORS’ HISTORY, BUSINESS AND OPERATIONS		30
	1.	Background	30
	2.	Financial Results	31
	3.	Organizational Structure	32
	4.	Debt Structure	32
	5.	Corporate Growth and Other Recent Transactions/Developments	33
B.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		35
	1.	Business and Macro-Economic Pressures and Challenges	35
	2.	Filing of the Chapter 11 Cases	38
C.	developments in THE DEBTORS’ CHAPTER 11 CASES		38
	1.	First Day and Other Early Motions and Orders	38
	2.	Bidding Procedures and Sale of Substantially All of Debtors’ Assets	40
	3.	DIP Financing and Use of Cash Collateral	42
	4.	Retention of Chapter 11 Professionals	43
	5.	Appointment of the Unsecured Creditors’ Committee	43
	6.	Schedules and Statements of Financial Affairs	44
	7.	Claims Bar Date	44
	8.	Rejection of Non-Residential Real Property Leases	44

ARTICLE IV. SUMMARY OF PLAN AND CONFIRMATION PROCEDURES			44

A.	ADMINISTRATIVE AND PRIORITY TAX CLAIMS		44
	1.	Administrative Expense Claims	44
	2.	Professional Fee Claims	45
	3.	Priority Tax Claims	46
	4.	DIP Facility Claims	47

- i -

B.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		47
	1.	Summary	47
	2.	Treatment of Claims and Interests.	48
	3.	Separate Classification of Certain Claims	48
	4.	Elimination of Vacant Classes	48
	5.	Voting; Presumptions; Solicitation in Good Faith	48
	6.	Cramdown	49
	7.	Classification and Treatment of Claims and Interests	49
	8.	Special Provision Governing Unimpaired Claims.	52
	9.	Subordinated Claims.	52
C.	ACCEPTANCE OR REJECTION OF THE PLAN		52
	1.	Presumed Acceptance of Plan	52
	2.	Deemed Rejection of Plan	52
	3.	Presumed Acceptance or Deemed Rejection of Plan	53
	4.	Voting Classes	53
	5.	Acceptance by Impaired Classes of Claims	53
	6.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	53
D.	MEANS FOR IMPLEMENTATION OF THE PLAN		53
	1.	General Settlement of Claims	53
	2.	Sources of Plan Consideration	54
	3.	Restructuring Transactions	54
	4.	Committee Settlement	55
	5.	Vesting of Assets	55
	6.	Plan Administrator	56
	7.	Wind-Down	57
	8.	Wind-Down Amount and Excess Cash	58
	9.	Plan Administrator Exculpation, Indemnification, Insurance, and Liability Limitation	58
	10.	Causes of Action Retained	58
	11.	Tax Returns	59
	12.	Cancellation of Notes, Instruments, Certificates, and Other Documents.	59
	13.	Release of Liens, Claims and Interests	60
	14.	Disallowance of Late-Filed and Certain Other Claims	60
	15.	Corporate Action	61
	16.	Effectuating Documents; Further Transactions	61
	17.	Exemption from Certain Taxes and Fees	61
	18.	Dissolution of the Board of the Debtors	62
	19.	Closing the Chapter 11 Cases	62
	20.	Treatment of Vacant Classes	62
E.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		63
	1.	Assumption and Rejection of Executory Contracts and Unexpired Leases	63

- ii -

	2.	Claims On Account of the Rejection of Executory Contracts or Unexpired Leases	64
	3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	64
	4.	Preservation of D&O Liability Insurance Policies	65
F.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		66
	1.	Settlement, Compromise, and Release of Claims and Interests	66
	2.	Satisfaction of Claims and Termination of Interests	66
	3.	Term of Injunctions or Stays	66
	4.	Release of Liens	67
	5.	Release by the Debtors	67
	6.	Releases by Holders of Claims and Interests	68
	7.	Exculpation	69
	8.	Injunction	70
G.	PROVISIONS GOVERNING DISTRIBUTIONS		71
	1.	Dates of Distributions	71
	2.	Distribution Agent	71
	3.	Fees of Distribution Agent and Expenses Incurred On or After the Effective Date	72
	4.	Record Date for Distribution	72
	5.	Delivery of Distributions on DIP Facility Claims	72
	6.	Delivery of Distribution on Prepetition First Lien Secured Claims	72
	7.	Manner of Payment Pursuant to the Plan	73
	8.	De Minimis Distributions; Rounding of Payments	73
	9.	Distributions on Account of Claims Allowed After the Effective Date	73
	10.	Payments and Distributions on Disputed Claims	73
	11.	Special Rules for Distributions to Holders of Disputed Claims	73
	12.	Distributions	73
	13.	Address for Delivery of Distributions	74
	14.	Undeliverable Distributions and Unclaimed Property	74
	15.	Compliance with Tax Requirements/Allocations	74
	16.	Allocation of Plan Distributions Between Principal and Interest	75
	17.	Setoffs and Recoupment	75
	18.	Claims Paid by Third Parties	75
	19.	Lost, Stolen, Mutilated or Destroyed Securities	75
	20.	Claims Payable by Insurance / Third Parties	76
	21.	Applicability of Insurance Policies	76
	22.	Indefeasible Distributions	76
H.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		76
	1.	Disputed Claims	76

- iii -

	2.	Procedures Regarding Disputed Claims	77
	3.	Allowance and Estimation of Claims	77
I.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		79
	1.	Conditions Precedent	79
	2.	Waiver of Conditions	80
	3.	Substantial Consummation	80
	4.	Effect of Non-Occurrence of Conditions	80
J.	BINDING NATURE OF PLAN		80
K.	Retention of jurisdiction		80
L.	Miscellaneous provisions		82
	1.	Dissolution of the Committee	82
	2.	Payment of Statutory Fees	83
	3.	Modification of the Plan	83
	4.	Revocation of the Plan	84
	5.	Entire Agreement	84
	6.	Successors and Assigns	84
	7.	Reservation of Rights	84
	8.	Further Assurances	85
	9.	Nonseverability	85
	10.	Service of Documents	85
	11.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	87
	12.	Exhibits / Plan Supplement	87
	13.	Governing Law	87
	14.	Tax Reporting and Compliance	87
	15.	Controlling Document	87
M.	CONFIRMATION PROCEDURES		87
	1.	Confirmation Hearing	87
	2.	Filing Objections to the Plan	88
N.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		88
	1.	Best Interests of Creditors Test/Liquidation Analysis	89
	2.	Feasibility	90
	3.	Acceptance by Impaired Classes	91
	4.	Confirmation Without Acceptance by Impaired Classes	92
	5.	No Unfair Discrimination	92
	6.	Fair and Equitable Test	92
O.	CONSUMMATION OF THE PLAN		93

ARTICLE V. RISK FACTORS			93

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS		93
	1.	Parties in Interest May Object to the Debtors’ Classification of Claims and Interests.	93
	2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.	94
	3.	The Debtors May Fail to Satisfy the Vote Requirement.	94

- iv -

	4.	The Debtors May Not Be Able to Secure Confirmation of the Plan.	94
	5.	Non-Consensual Confirmation of the Plan May Be Necessary.	95
	6.	Plan Exclusivity Period.	95
	7.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code	95
	8.	The Debtors May Object to the Amount or Classification of a Claim.	96
	9.	Risk of Nonoccurrence of the Effective Date.	96
	10.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.	96
	11.	The Debtors May Lack Sufficient Liquidity to Satisfy Certain Priority and Administrative Claims in Full in Cash.	96
	12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.	96
B.	risk factors that may affect the recovery available to holders of allowed claims under the plan		97
C.	DISCLAIMERS		98
	1.	The Financial Information Contained Herein Has Not Been Audited.	98
	2.	The Information Contained Herein is for Soliciting Votes Only.	98
	3.	This Combined Plan and Disclosure Statement Was Not Approved by the United States Securities and Exchange Commission.	98
	4.	This Combined Plan and Disclosure Statement May Contain Forward Looking Statements.	98
	5.	No Admissions Made.	99
	6.	No Legal or Tax Advice is Provided to You by This Combined Plan and Disclosure Statement.	99
	7.	No Reliance Should Be Placed on Any Failure to Identify Litigation Claims or Projected Objections.	99
	8.	Nothing Herein Constitutes a Waiver of Any Right to Object to Claims or Recover Transfers and Assets.	99
	9.	The Information Used Herein was Provided by the Debtors and was Relied Upon by the Debtors’ Advisors.	99
	10.	The Potential Exists for Inaccuracies and the Debtors Have No Duty to Update.	100
	11.	No Representations Made Outside the Disclosure Statement Are Authorized.	100
D.	RISKS RELATED TO THE DEBTORS’ LIQUIDITY.		100

ARTICLE VI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			100

A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE		100
B.	FILING OF AN ALTERNATIVE CHAPTER PLAN		101

ARTICLE VII. SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			101

A. Federal Income Tax Consequences to Certain Creditors			102
	1.	In General	102
	2.	Non-U.S. Holders	103
B.	Information Reporting and Backup Withholding		104

ARTICLE VIII. RECOMMENDATION			104

- v -

Project Sage Oldco, Inc. (f/k/a Sientra, Inc.) (“Project Sage Oldco”) and its affiliated debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors” or the “Company”) hereby propose the following combined plan and disclosure statement pursuant to sections 1121(a) and 1125(b) of title 11 of the United States Code (the disclosure statement portion hereof, the “Disclosure Statement,” and the chapter 11 plan portion hereof, the “Plan,” as each may be modified and/or amended from time to time, and collectively, the “Combined Plan and Disclosure Statement”).2 This Disclosure Statement has been conditionally approved by the Bankruptcy Court as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code. The Debtors are soliciting your vote to accept or reject the Plan.

ONLY HOLDERS OF PREPETITION FIRST LIEN SECURED CLAIMS (CLASS 3) AND GENERAL UNSECURED CLAIMS (CLASS 4) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED UNDER THIS DISCLOSURE STATEMENT.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

THE DEADLINE TO VOTE ON THE PLAN IS
June 7, 2024, at 5:00 p.m. (prevailing Eastern Time)

THE DEADLINE TO OBJECT TO THE PLAN IS
June 7, 2024, at 5:00 p.m. (prevailing Eastern Time)

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY
RECEIVED BY EPIQ CORPORATE RESTRUCTURING, LLC ON OR BEFORE THE
VOTING DEADLINE AS DESCRIBED HEREIN

[2]	Capitalized terms used in the Combined Plan and Disclosure Statement and not otherwise defined have the meanings ascribed to such terms in Article II hereof.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS COMBINED PLAN AND DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS AND INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE DEBTORS’ PLAN. NOTHING IN THIS COMBINED PLAN AND DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS COMBINED PLAN AND DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE V HEREOF.

THE PLAN IS SUPPORTED BY THE DEBTORS, THE HOLDERS OF PREPETITION FIRST LIEN SECURED CLAIMS, AND THE COMMITTEE. THE DEBTORS URGE HOLDERS OF CLAIMS AND INTERESTS WHOSE VOTES ARE BEING SOLICITED TO VOTE TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, BUSINESS, OR OTHER ADVICE IN REVIEWING THIS COMBINED PLAN AND DISCLOSURE STATEMENT, AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN ANTICIPATED EVENTS IN THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED BY REFERENCE HEREIN. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT OR THIRD-PARTY ADVISORS. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

THIS COMBINED PLAN AND DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THEIR BOOKS AND RECORDS OR THAT WAS OTHERWISE MADE AVAILABLE TO THEM AT THE TIME OF SUCH PREPARATION AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED, AND THERE IS NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IV.I HEREOF. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED (OR WAIVED).

THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE.

THIS COMBINED PLAN AND DISCLOSURE STATEMENT CONTAINS “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF FEDERAL SECURITIES LAWS. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS ABOUT:

●	business strategy;

●	FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

●	LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH APPLICABLE debt COVENANTS;

●	FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

●	successful results from the debtors’ operations;

●	general economic and business conditions;

●	adverse tax changes;

●	counterparty credit risk;

●	the outcome of pending and future litigation;

●	uncertainty regarding future operating results;

●	plans, objectives, and expectations;

●	variation from projected financial data; AND

●	AVAILABILITY AND TERMS OF CAPITAL.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN. THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING: THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESS DURING THE CHAPTER 11 CASES; CUSTOMER RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; EXPOSURE TO LITIGATION; THE DEBTORS’ ABILITY TO IMPLEMENT COST REDUCTION INITIATIVES IN A TIMELY MANNER; THE DEBTORS’ ABILITY TO DIVEST EXISTING BUSINESSES; AND ADVERSE TAX CHANGES.

THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES, OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

THIS COMBINED PLAN AND DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. THE DEBTORS OR THE PLAN ADMINISTRATOR MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN ARTICLE V HEREOF, “RISK FACTORS.”

THIS DISCLOSURE STATEMENT IS SUBJECT TO FURTHER REVISION AND MAY BE AMENDED TO, AMONG OTHER THINGS, TAKE INTO ACCOUNT FURTHER SPECIFICS OF ANY RESTRUCTURING TRANSACTION TO BE CONSUMMATED PURSUANT TO THE PLAN, AND TO ACCOMMODATE ADDITIONAL REQUESTS FOR DISCLOSURE.

THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (PREVAILING EASTERN TIME) ON JUNE 7, 2024, UNLESS EXTENDED BY THE DEBTORS IN THEIR DISCRETION.

ALL EXHIBITS TO THIS COMBINED PLAN AND DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

EXHIBITS

EXHIBIT A – Organizational Chart of the Debtors

EXHIBIT B – Liquidation Analysis

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS COMBINED PLAN AND DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

ARTICLE I.
EXECUTIVE SUMMARY

Only Holders of Prepetition First Lien Secured Claims (Class 3) and General Unsecured Claims (Class 4) are entitled to vote on the Plan and are being solicited under this Disclosure Statement.

This Executive Summary is being provided as an overview of the material items addressed in this Combined Plan and Disclosure Statement and should not be relied upon for a comprehensive discussion of the Plan. Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code. This Disclosure Statement includes, without limitation, information about:

●	the Debtors’ business and financial history;

●	the significant events that have occurred to date;

●	the solicitation procedures for voting on the Plan;

●	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted; and

●	the terms and provisions of the Plan, including certain effects of Confirmation of the Plan, certain risk factors relating to the Debtors and the Plan, and the manner in which distributions will be made under the Plan.

If the Plan cannot be confirmed for any reason, then, (a) the Plan may be revoked by the Debtors, or (b) the Debtors may seek to convert the Chapter 11 Cases to a chapter 7 liquidation. The Debtors intend to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class of Claims that is Impaired as set forth in Article IV.B hereof.

The Plan is a joint chapter 11 plan which, among other things, provides for a Plan Administrator to liquidate or otherwise dispose of the remaining assets of the Estates, to the extent such assets were not previously monetized to Cash or otherwise transferred by the Debtors prior to the Effective Date. If confirmed and consummated, the Plan will facilitate the orderly wind down of the Debtors’ remaining business and assets, including the pursuit of any remaining causes of action and distribution of any proceeds therefrom according to the Plan. The Debtors believe that any alternative to Confirmation of the Plan, such as a chapter 7 liquidation or other attempts by another party in interest to file a plan, would result in significant delays, litigation, and additional costs, and ultimately would diminish the recovery for creditors. The Plan reflects the terms of the Committee Settlement and provides for cash recovery to Holders of Allowed General Unsecured Creditors in accordance with the terms thereof. Accordingly, the Debtors strongly recommend that all Holders of Prepetition First Lien Secured Claims (Class 3) and General Unsecured Claims (Class 4) vote to accept the Plan. The Committee also strongly recommends that all Holders of General Unsecured Claims (Class 4) support the Plan as noted in their support letter that will be included in the Solicitation Package sent to Holders of Claims in Class 4.

A.	An Overview of the Chapter 11 Process

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11 of the Bankruptcy Code, a debtor may remain in possession of its assets and business and attempt to reorganize or liquidate its business for the benefit of such debtor, its creditors and other parties in interest.

The commencement of a chapter 11 case creates an estate comprised of all of the legal and equitable interests of a debtor in property as of the date that the bankruptcy petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a bankruptcy petition also triggers the automatic stay provisions of section 362 of the Bankruptcy Code which provide, among other things, for an automatic stay of all attempts to collect prepetition claims from a debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until the effective date of a plan of reorganization, following confirmation of such plan of reorganization.

The Bankruptcy Code provides that, upon commencement of a chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity interest holders if necessary to assure adequate representation.

Upon the commencement of a chapter 11 bankruptcy case, all creditors and equity interest holders have standing to be heard on any issue in the chapter 11 proceedings pursuant to section 1109(b) of the Bankruptcy Code.

The formulation and confirmation of a plan is the principal objective of a chapter 11 case. The plan sets forth the means of satisfying the claims against and equity interests in the debtor. A bankruptcy court’s confirmation of a plan binds the debtor, any entity acquiring property under the plan, any holder of a claim or an equity interest in the debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such Entity voted on the plan or affirmatively voted to reject the plan.

B.	OVERVIEW of the plan

The Plan is a joint chapter 11 plan providing for a Plan Administrator to liquidate or otherwise dispose of the remaining assets of the Debtors and Estates in accordance with the Plan (to the extent such assets were not previously monetized to Cash or otherwise transferred by the Debtors prior to the Effective Date), with the agreement of the Prepetition First Lien Lenders to fund the Plan in part through use of cash collateral and other concessions and consideration. In these Chapter 11 Cases, the Debtors have already liquidated substantially all of their respective assets, excluding Causes of Action that have not been waived or settled in accordance with or pursuant to the Plan, in connection with the Sale Orders, which effectuated a sale of substantially all of the Debtors’ assets to Tiger and Nuance. The Plan Administrator shall attempt to liquidate, diligently and for the highest value reasonably possible, the remaining Distributable Assets. The net proceeds remaining from prior liquidations in connection with the Sale Orders, together with the net proceeds from the liquidation of the remaining Distributable Assets after the Effective Date, will be used to fund recoveries under the Plan to creditors. As of the Effective Date, the Debtors and Plan Administrator will be funded with all the remaining assets of the Debtors (except for certain carveouts including the Professional Fee Escrow Amount) in accordance with the Wind-Down Budget.

The Debtors or the Plan Administrator may liquidate or abandon the Distributable Assets, including Causes of Action, based on the Debtors’ or the Plan Administrator’s business judgment, without the need for further order of the Bankruptcy Court. The Debtors or the Plan Administrator will distribute all net proceeds to creditors, including payment on behalf of all Allowed DIP Facility Claims, Prepetition First Lien Secured Claims, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims (Class 1), and Other Secured Claims (Class 2) (subject to the Debtors’ election of alternative treatments under the Plan and solely to the extent of the value of the collateral which secured such Claims), generally in accordance with the priority scheme under the Bankruptcy Code, subject to the terms of the Plan (including the Prepetition First Lien Lenders’ agreement to use their collateral as provided for in the Plan).

Holders of Prepetition First Lien Secured Claims (Class 3) shall be entitled to Prepetition First Lien Deficiency Claims and recoveries in accordance with the Excess Cash Waterfall Recovery. Holders of Prepetition First Lien Deficiency Claims shall be entitled to vote on the Plan, but waive, and shall be deemed to have waived, the right to receive any distribution under the Plan, pursuant to the terms of the Committee Settlement (as defined herein), including from the General Unsecured Claims Cash Pool, on account of such Prepetition First Lien Deficiency Claims.

Holders of Allowed General Unsecured Claims (Class 4), exclusive of Holders of Prepetition First Lien Deficiency Claims and Holders of DIP Facility Deficiency Claims, shall receive their Pro Rata share of the General Unsecured Claims Cash Pool.

The Plan does not contemplate substantive consolidation of the Debtors. In a Chapter 7 proceeding, absent such consent, Holders of General Unsecured Claims would likely receive no distribution on account of their Claims.

Lastly, the Holders of Intercompany Claims (Class 5), Intercompany Interests (Class 6), Interests in Project Sage Oldco (Class 7), and Section 510(b) Claims (Class 8) will not receive any distributions or property under the Plan.3 Interests in Project Sage Oldco, including common stock thereof, will be cancelled and extinguished.

Attached hereto as Exhibit B is the Liquidation Analysis. No value has been attributed to litigation claims for purposes of this Disclosure Statement.

The following chart briefly summarizes the classification and estimated recoveries of Claims and Interests under the Plan.4 Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor, and each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests will be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of the Debtors.

[3]	Intercompany Claims in Class 5 and Intercompany Interests in Class 6 are either deemed to reject the Plan or presumed to accept Plan but will not receive a distribution under the Plan.

[4]	This chart is only a summary of the classification and treatment of Claims and Interests under the Plan. References should be made to the entire Disclosure Statement and the Plan for a complete description.

Class	Type of Claim or Interest	Estimated Claim Amount[5]	Impairment	Entitled to Vote	Estimated Recovery Under Plan
1	Other Priority Claims	TBD	No	No	100%
2	Other Secured Claims	TBD	No	No	100%
3	Prepetition First Lien Secured Claims	$4,779,128	Yes	Yes	0.0%
4	General Unsecured Claims	$4,597,347[6]	Yes	Yes	7.0% - 11.0%
5	Intercompany Claims	Subject to reconciliation	Yes/No	No	None
6	Intercompany Interests	N/A	Yes/No	No	None
7	Interests in Project Sage Oldco	N/A	Yes	No	None
8	Section 510(b) Claims	N/A	Yes	No	None

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE ABOVE ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED IN ARTICLE V BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE ABOVE.

C.	SOLICITATIOn, voting and confirmation matters

1.	Important Dates and Deadlines

Event	Date[7]
Voting Record Date	April 30, 2024
Solicitation Commences	May 10, 2024
Deadline to file Plan Supplement	May 31, 2024
Voting Deadline	June 7, 2024 @ 5:00 p.m.
Combined Plan and Disclosure Statement Objection Deadline	June 7, 2024 @ 5:00 p.m.
Deadline to File Confirmation Brief and Other Evidence Supporting the Combined Plan and Disclosure Statement	June 13, 2024
Deadline to File Voting Tabulation Affidavit	June 13, 2024
Confirmation Hearing	June 18, 2024 @ 1:00 p.m.

[5]	These amounts reflect estimates as of the date hereof and may ultimately be higher or lower depending on, among other things, timely Filed Proofs of Claim.

[6]	General Unsecured Claims estimate is based on the Debtors’ books and records and excludes contingent, unliquidated, and disputed Claims, the value of which is unknown at this time.

[7]	All times noted are in prevailing Eastern Time.

2.	Who May Vote on the Plan

Each Holder of an Allowed Claim in Class 3 or 4 is entitled to vote either to accept or to reject the Plan. Only those votes cast by Holders of Allowed Claims in Classes 3 and 4 shall be counted in determining whether acceptances have been received sufficient in number and amount to obtain Confirmation. An Impaired Class of Claims shall have accepted the Plan if: (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Classes 1 and 2 are Unimpaired under the Plan, are each deemed to accept the Plan by operation of law, and are not entitled to vote on the Plan. All Interests in Project Sage Oldco in Class 7 and Section 510(b) Claims in Class 8 are deemed to reject the Plan by operation of law. Intercompany Claims in Class 5 and Intercompany Interests in Class 6 are either deemed to reject the Plan or presumed to accept Plan, but will not receive a distribution under the Plan. Without limiting the foregoing, in the event that any Class of Claims entitled to vote on the Plan fails to accept the Plan as required by section 1129(a) of the Bankruptcy Code, the Plan may be amended and, in any event, the Debtors reserve the right to seek confirmation of the Plan over such rejection pursuant to section 1129(b) of the Bankruptcy Code.

3.	Summary of Solicitation Package and Voting Instructions

The following materials constitute the solicitation package with respect to the Plan enclosed herewith (the “Solicitation Package”):

●	a solicitation cover letter from the Debtors addressed to the voting creditor;

●	solely with respect to Holders of General Unsecured Claims (Class 4), a support letter from the Committee encouraging Holders of General Unsecured Claims to vote in favor of the Plan;

●	the appropriate form of Ballot and instructions for completing the Ballot;

●	this Combined Plan and Disclosure Statement with all exhibits; and

●	a copy of the order conditionally approving this Disclosure Statement (without exhibits).

Only Holders of Prepetition First Lien Secured Claims (Class 3) and General Unsecured Claims (Class 4) are entitled to vote to accept or reject the Plan and shall be served with electronic or paper copies of this Disclosure Statement and the Plan. All parties entitled to vote to accept or reject the Plan shall receive electronically or a paper copy of each appropriate Ballot. Any party who desires additional paper copies of these documents may request copies from Epiq Corporate Restructuring, LLC (the “Voting Agent”) at no charge by calling the Voting Agent at (877) 395-3440 (toll free) or (971) 320-7169 (international) or emailing balloting@epiqglobal.com (referencing “Sientra” in the subject line). The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process.

To be counted, Ballots cast by Holders must be received by the Voting Agent by 5:00 p.m. (prevailing Eastern Time) on June 7, 2024, the Voting Deadline. Voting instructions are attached to each Ballot.

Unless the Debtors in their discretion decide otherwise, any Ballot received after the Voting Deadline shall not be counted. As soon as practicable after the Voting Deadline, the Voting Agent will process and tabulate received Ballots and will File a voting report.

Any Ballot that is properly executed by the Holder of a Claim but fails to clearly indicate an acceptance or rejection, or that indicates both an acceptance and a rejection of the Plan, shall not be counted.

All Ballots are accompanied by voting instructions. It is important to follow the specific instructions provided with the Ballot. Voting tabulation procedures are set forth in the Ballots.

4.	Confirmation of the Plan

(a)	Generally

“Confirmation” is the technical term for the Bankruptcy Court’s approval of a plan of reorganization or liquidation. The timing, standards and factors considered by the Bankruptcy Court in deciding whether to confirm a plan are discussed below.

The confirmation of a plan of reorganization by the Bankruptcy Court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code.

(b)	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

The Debtors will provide notice of the Confirmation Hearing to all necessary parties. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing of any adjournment thereof.

5.	Confirming and Consummating the Plan

It is a condition to Confirmation of the Plan that the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors. Certain other conditions contained in the Plan must be satisfied or waived pursuant to the provisions of the Plan.

6.	Rules of Interpretation; Computation of Time

The following rules for interpretation and construction shall apply to this Combined Plan and Disclosure Statement: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to an entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references in this Combined Plan and Disclosure Statement to “Articles” and “Sections” are references to Articles and Sections, respectively, of this Combined Plan and Disclosure Statement; (6) the words “herein,” “hereof,” and “hereto” refer to this Combined Plan and Disclosure Statement in its entirety rather than to any particular portion of the Combined Plan and Disclosure Statement; (7) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Combined Plan and Disclosure Statement; (8) unless otherwise specified, all references in this Combined Plan and Disclosure Statement to exhibits are references to exhibits in this Combined Plan and Disclosure Statement; (9) unless otherwise set forth in this Combined Plan and Disclosure Statement, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form in this Combined Plan and Disclosure Statement that is not otherwise defined in this Combined Plan and Disclosure Statement but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (11) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) any effectuating provisions may be interpreted by the Debtors or the Plan Administrator in such a manner that is consistent with the overall purpose and intent of the Combined Plan and Disclosure Statement all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; provided that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party; (14) except as otherwise provided in this Combined Plan and Disclosure Statement, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (15) on and after the Effective Date, all references to the Debtors in this Combined Plan and Disclosure Statement shall be deemed references to the Debtors or the Plan Administrator, as applicable.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Combined Plan and Disclosure Statement shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless expressly provided otherwise herein, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

7.	Distribution of Confirmation Hearing Notice to Holders of Claims in Non-Voting Classes and Holders of Disputed Claims

As set forth above, certain Holders of Claims are not entitled to vote on the Plan. As a result, such parties will not receive Solicitation Packages but, instead, will only receive the Confirmation Hearing Notice that explains, among other things, that (i) Classes 1 and 2 are Unimpaired under the Plan, and therefore, are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, Classes 7 and 8 are Impaired but will not receive any distribution under the Plan and thus is deemed to have rejected the Plan pursuant to section 1126(g), and Classes 5 and 6 are either Unimpaired under the Plan, and therefore, are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or are Impaired but will not receive any distribution under the Plan and thus is deemed to have rejected the Plan pursuant to section 1126(g), (ii) instructions for Holders of Claims and Interests in all Classes on how they may obtain a copy of this Combined Plan and Disclosure Statement, (iii) the deadline by which to object to confirmation of the Plan; and (iv) the Confirmation Hearing date and time.

Contract and Lease Counterparties. Parties to certain of the Debtors’ executory contracts and unexpired leases may not have Claims pending the disposition of their contracts or leases by assumption or rejection under the Plan and Sale Orders, as applicable. Such parties nevertheless will receive the Confirmation Hearing Notice.

8.	Filing of the Plan Supplement

In accordance with the Plan, the Debtors filed the Plan Supplement with the Bankruptcy Court on May 31, 2024 [Docket No. 409]. The Debtors will have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date. Parties may obtain a copy of the Plan Supplement through the Voting Agent at https://dm.epiq11.com/case/sientra/info or by calling the Voting Agent at (877) 395-3440 (toll free) or (971) 320-7169 (international) or emailing balloting@epiqglobal.com (referencing “Sientra” in the subject line).

9.	The Confirmation Hearing

The Confirmation Hearing has been scheduled to commence on June 18, 2024 at 1:00 p.m. (prevailing Eastern time). The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

10.	The Deadline for Objecting to Confirmation of the Plan

The deadline for objecting to Confirmation of the Plan is June 7, 2024 at 5:00 p.m. (prevailing Eastern time). Subject to order of the Bankruptcy Court, any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name of the applicable Debtor, the name of the objecting party and the amount and nature of the Claim of such Entity or the amount of Interests held by such Entity; (iv) state with particularity the legal and factual bases and nature of any objection to the Plan; and (v) be filed with the Bankruptcy Court and served by no later than the deadline for objecting Confirmation set by the Bankruptcy Court on the parties set forth in the order approving the Disclosure Statement (the “Notice Parties”), which service may be by way of the CM/ECF system, with courtesy copies by email.

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

11.	Effect of Confirmation of the Plan

The Plan contains certain provisions relating to (a) the compromise and settlement of Claims and Interests, (b) the release of the Released Parties by the Debtors and certain other parties, and each of their respective Related Persons, and (c) exculpation of certain parties. The release, exculpation, and injunction provisions are contained in Article IV.F of the Plan.

The release, third-party release, exculpation, and injunction provisions included in the Plan are an integral part of the Debtors’ efforts in the Chapter 11 Cases and were an essential element of the negotiations among the Debtors and their key constituencies in obtaining support for the Plan. The release, third-party release, exculpation, and injunction provisions included in the Plan are an integral and essential part of the Committee Settlement, which was agreed to by the Debtors, the Committee, the Prepetition First Lien Secured Parties, and the DIP Lenders after good faith, arm’s-length negotiations. The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the DIP Facility, the Plan, the Sale Transactions, and multiple other interrelated key transactions that together will maximize and preserve value of the Debtors for the benefit of all parties in interest.

In consideration for the Debtor Release, the Debtors and their Estates will receive mutual releases from potential claims and causes of action of each Releasing Party in addition to the significant benefits provided to the Debtors through the Chapter 11 Cases. Moreover, the Debtors and their Estates do not believe they have any material Claims or Causes of Action against the Released Parties and the Exculpated Parties, and any potential, albeit unrealized, claims against the Released Parties and/or the Exculpated Parties do not justify the risk, expense, and delay of pursuing any such Claims or Causes of Action as compared to the results or benefits achieved under the Plan and in connection with the Sale Transactions. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions. Based on the foregoing, the Debtors believe that the releases, exculpation, and injunction provisions in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the Third Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM IN THE CHAPTER 11 CASES (IF ANY ARE FILED), OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

D.	RISK FACTORS

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS IS URGED TO CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE V HEREOF TITLED, “RISK FACTORS.”

ARTICLE II.
DEFINED TERMS

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “Administrative / Priority / Other Distributions Reserve” means a reserve fund established and administered by the Plan Administrator on or as soon as reasonably practicable after the Effective Date, funded from available Cash of the Debtors immediately prior to the Effective Date, in an amount determined by the Debtors, with the consent of the DIP Agent, the Prepetition First Lien Term Loan Agent, and the Plan Administrator, to be needed to pay all Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Cash payments in satisfaction of Other Secured Claims, and any other amounts required to be funded under the Plan, including any U.S. Trustee fees accrued or anticipated to be owed in the future until the Chapter 11 Cases are closed. The Administrative / Priority / Other Distributions Reserve shall be included as a part of the Wind-Down Budget.

2. “Administrative Expense Bar Date” means the date that is thirty (30) days after the Effective Date, which is the deadline by which all requests for Administrative Claims arising or deemed to have arisen on or after April 20, 2024 (other than Professional Fee Claims) must be Filed and served on the Debtors. For the avoidance of doubt, any Administrative Expense Claims that arose or are deemed to have arisen on or prior to April 19, 2024 must have been filed with the Bankruptcy Court by April 30, 2024 pursuant to the Bar Date Order, and shall remain subject to the Bar Date Order.

3. “Administrative Expense Claim” means any Claim against any of the Debtors for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred from the Petition Date through the Effective Date of preserving the Estates and operating the business of the Debtors; (b) any Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code. Notwithstanding anything to the contrary herein, Administrative Expense Claims exclude the DIP Facility Claims.

4. “Affiliate” means an “affiliate” as defined in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.

5. “Allowed” means any Claim or Interest against any of the Debtors, except as otherwise provided herein: (a) a Claim that is not Disputed and for which a Proof of Claim has been timely Filed or deemed timely Filed by Final Order in a liquidated and noncontingent amount; (b) a Claim that is listed in the Schedules and is not listed at $0 or marked as unliquidated, contingent, or disputed and for which no contrary or superseding Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court or such an objection is so interposed and the Claim has been Allowed by a Final Order. Notwithstanding anything to the contrary herein, no Claim of any Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed Allowed, unless and until such Entity or transferee has paid the amount, or turned over any such property, for which such Entity or transferee is liable under sections 522(i), 542, 543, 550, or 553 of the Bankruptcy Code. For the avoidance of doubt, a Proof of Claim Filed after the Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Expense Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

6. “Allowed Claim or Interest” means a Claim or Interest of the type that has been Allowed.

7. “Assets” means all of the right, title, and interest of any of the Debtors in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

8. “Assumed Executory Contracts and Unexpired Leases List” means the list of those Executory Contracts and Unexpired Leases not assumed by the Purchasers, to be assumed by the Debtors or assumed and assigned by the Debtors to the Plan Administrator or any other Entity pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors.

9. “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of any of the Debtors or their Estates under the Bankruptcy Code or applicable nonbankruptcy law, including actions or remedies arising under sections 502, 510 or 542-553 of the Bankruptcy Code, excluding those Avoidance Actions that have been released pursuant to the Plan or released or sold pursuant to a Final Order of the Bankruptcy Court in the Chapter 11 Cases.

10. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan.

11. “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

12. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

14. “Bar Date” means, as applicable, the General Claims Bar Date, the Administrative Expense Bar Date, or any other applicable deadline to file Claims referenced in the Plan.

15. “Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9) of the Bankruptcy Code; (II) Setting a Bar Date for the Filing of Proofs of Claim By Governmental Units; (III) Approving the Form of and Manner for Filing Proofs of Claim, (IV) Approving a Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 209] (as amended, modified or supplemented from time to time in accordance with the terms thereof), which established the General Claims Bar Date and certain other deadlines and procedures.

16. “Bid Procedures Order” means any the Order (A) Approving Bid Procedures for the Sale of Substantially All of the Debtors’ Assets; (B) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases; (C) Approving Certain Bid Protections in Connection with the Debtors’ Entry into any Potential Stalking Horse Agreement; (D) Scheduling the Auction and Sale Hearing; (E) Approving the Form and Manner of Notice Thereof; and (F) Granting Related Relief [Docket No. 123].

17. “Bidding Procedures” means the bidding procedures attached as Exhibit 1 to the Bid Procedures Order, as such bidding procedures may be amended from time to time in accordance with their terms, which shall be in form and substance reasonably acceptable to the Debtors and the Consultation Parties (as defined therein).

18. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

19. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

20. “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever belonging to the Debtors, in each case whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any rights of setoff, counterclaims, or recoupments and any claims for breach of contract or for breach of duties imposed by law or in equity; (b) any and all claims based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal Law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any and all rights to dispute, object to, compromise, or seek to recharacterize, reclassify, subordinate or disallow Claims or Interests; (d) any and all Claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any and all claims or defenses including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any and all state or foreign Law fraudulent transfer or similar claims, including Avoidance Actions.

21. “Chapter 11 Cases” means the Debtors’ cases under chapter 11 of the Bankruptcy Code commenced on the Petition Date in the Bankruptcy Court.

22. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

23. “Claims Register” means the official register of Claims maintained by the clerk of the Bankruptcy Court or the Voting Agent.

24. “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

25. “Collateral” means any property or interest in property of the Estate of any Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to a Final Order ordering the remedy of avoidance of any such Lien, charge, or other encumbrance under the Bankruptcy Code.

26. “Committee” means the statutory committee of unsecured creditors in the Chapter 11 Cases appointed pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee [Docket No. 83].

27. “Committee Settlement” means the comprehensive global settlement between the Debtors, the Committee, the Prepetition First Lien Secured Parties, and DIP Lenders, the terms of which are set forth in the Committee Settlement Stipulation and as is further described in Article IV.D.4 hereof.

28. “Committee Settlement Stipulation” means the Stipulation Between the Debtors, the Committee, the Prepetition First Lien Secured Parties, and the DIP Lenders Regarding Resolution of the Challenge Period and Related Settlement Matters and approved by the Court [order, Docket No. 356; stipulation, Docket No. 356-1].

29. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

30. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Hearing” means the hearing(s) held by the Bankruptcy Court pursuant to sections 1128 and 1129 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

32. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance acceptable to the Debtors, the DIP Lenders, and the Prepetition First Lien Secured Parties.

33. “Consummation” or “Consummated” means the occurrence of the Effective Date.

34. “Cure Costs” means (unless waived or modified by the applicable counterparty) the amounts necessary to cure all monetary defaults under the Assumed Contracts and Unexpired Leases pursuant to section 365(b) of the Bankruptcy Code.

35. “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Cost in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include: (a) procedures for objecting to proposed assumptions or assignments of the applicable Executory Contracts or Unexpired Leases; (b) Cure Costs to be paid in connection therewith; and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

36. “Cure/Assumption Objection Deadline” means the date that is 14 days after Filing of the Assumed Executory Contracts and Unexpired Leases List with the Plan Supplement and service of the Cure Notice; provided that if any Executory Contract or Unexpired Lease is added to the Assumed Executory Contracts and Unexpired Leases List after the filing of the initial Assumed Executory Contracts and Unexpired Leases List, or an Executory Contract or Unexpired Lease proposed to be assumed by the Debtors or Plan Administrator is proposed to be assigned to a third party after the filing of the initial Assumed Executory Contracts and Unexpired Leases List, then the Cure/Assumption Objection Deadline with respect to such Executory Contract or Unexpired Lease shall be the earlier of (a) 14 days after service of the amended Assumed Executory Contracts and Unexpired Leases List with such modification and (b) the date of the scheduled Confirmation Hearing.

37. “D&O Liability Insurance Policies” means all insurance policies (including, without limitation, any “tail policy” or run-off endorsement) that have been issued at any time to any of the Debtors as a first named insured providing directors’, members’, trustees’, employees’, officers’, or managers’ liability coverage.

38. “Debtor Release” has the meaning set forth in Article IV.F.5 hereof.

39. “Debtors” means Project Sage Oldco, Inc. (f/k/a Sientra, Inc.), Project Sage M Holdings Oldco, Inc. (f/k/a Mist Holdings, Inc.), Project Sage M Oldco, Inc. (f/k/a Mist, Inc.), and Project Sage M International Oldco, Inc. (f/k/a Mist International, Inc.), each in its capacity as a debtor and debtor in possession in the Chapter 11 Cases and, from and after the Effective Date, as post-Effective Date Debtors pursuant to the Plan.

40. “DIP Agent” means Deerfield Partners, L.P., as administrative and collateral agent under the DIP Credit Agreement, and any successor thereto.

41. “DIP Credit Agreement” means that certain Multidraw Senior Secured Super-priority Priming Debtor-in-Possession Credit Agreement and Guaranty, between Sientra, Inc. as borrower, the other Debtors as DIP Guarantors, the DIP Lenders and the DIP Agent, as approved by the DIP Orders.

42. “DIP Facility” means the multi-draw senior secured super-priority priming term loan debtor-in-possession credit facility provided under the DIP Credit Agreement, as approved by the DIP Orders.

43. “DIP Facility Claims” means any and all Claims held by the DIP Lenders or the DIP Agent arising under, derived from, or based upon the DIP Credit Agreement.

44. “DIP Facility Deficiency Claim” means any DIP Facility Claim that is not a Secured Claim.

45. “DIP Lenders” means the financial institutions or entities party to the DIP Credit Agreement as lenders and any successors thereto.

46. “DIP Loan Documentation” means the DIP Credit Agreement, the DIP Orders and all other documentation governing the DIP Facility.

47. “DIP Order(s)” means, collectively, the Interim DIP Order and the Final DIP Order.

48. “Disallowed” means, as to any Claim (or portion thereof) or Interest, a Claim or Interest against the Debtors that (i) has been disallowed by a Final Order, (ii) is not listed on the Schedules or, as to any Claim, is listed as unliquidated, contingent, or disputed and as to which no Proof of Claim has been Filed by the applicable Bar Date for such Claim or deemed timely Filed pursuant to any Final Order, or (iii) has been agreed to by the Holder of such Claim or Interest and the Debtors to have no value or to be expunged.

49. “Disclosure Statement” means the disclosure statement portion of this Combined Disclosure Statement and Plan of Project Sage Oldco, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto.

50. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

51. “Distributable Assets” means, except as otherwise noted below, any and all real or personal property of the Debtors of any nature, including any real estate, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, inventory, accounts, chattel paper, Cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, Causes of Action, books and records, any other general intangibles of the Debtors from and after the Effective Date, and any and all proceeds of the foregoing, as the case may be, of any nature whatsoever (whether liquidated or unliquidated, matured or unmatured, or fixed or contingent), including property of the Estates within the scope of section 541 of the Bankruptcy Code, and proceeds of the D&O Liability Insurance Policies. Notwithstanding the foregoing, the term “Distributable Assets” does not include (a) any Cash tendered by the Debtors and held in their counsel’s trust account in an amount equal to the Professional Fee Escrow Amount, (b) the Wind-Down Amount, and (c) the General Unsecured Claims Cash Pool, each of which, for the avoidance of doubt, will be carved out from the Distributable Assets for distribution or payment in accordance with the Plan.

52. “Distribution Agent” means the Debtors or the Plan Administrator, as applicable, or the Entity or Entities selected by the Debtors or the Plan Administrator to make or facilitate distributions contemplated under the Plan.

53. “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions hereunder, which shall be the Confirmation Date, or such other date as is agreed to by the Debtors, the DIP Lenders, and the Prepetition First Lien Secured Parties, or such other date as may be fixed by the Bankruptcy Court.

54. “Effective Date” means, with respect to the Plan, the date that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IV.I have been satisfied or waived (in accordance with Article IV.I); and (c) the Plan is declared effective.

55. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

56. “Estates” means, as to each Debtor, the estate created for such Debtor pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

57. “Excess Cash” means any Cash remaining from the Distributable Assets and/or the Wind-Down Amount after the Chapter 11 Cases have been fully administered, Plan Distributions and payment of the Professional Fee Escrow Amount has been effectuated in accordance with the terms set forth herein, and as of the date of the closing of the Debtors’ Chapter 11 Cases.

58. “Excess Cash Waterfall Recovery” means the priority of distribution of Excess Cash, which shall be allocated and paid to the Holders of Claims or Interests, as applicable, until paid in full from time to time in the following priority (in each case on a Pro Rata basis): (a) first, on account of Allowed Administrative Expense Claims, DIP Facility Claims (excluding DIP Facility Deficiency Claims), and Priority Tax Claims; (b) second, on account of Allowed Other Priority Claims; (c) third, on account of Allowed Other Secured Claims (if applicable); and (d) fourth, on account of Allowed Prepetition First Lien Secured Claims (excluding Prepetition First Lien Deficiency Claims).

59. “Exculpated Parties” means, collectively, each in its capacity as such, (a) the Debtors, (b) the directors, officers, and managers of the Debtors that served during the Chapter 11 Cases, (c) the Committee and the members thereof in their capacities as such, and (d) the Professionals of the Debtors and the Committee retained in the Chapter 11 Cases.

60. “Exculpation” means the exculpation provision set forth in Article IV.F.7 hereof.

61. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under section 365 or 1123 of the Bankruptcy Code.

62. “Exhibit” means an exhibit annexed hereto to the Plan Supplement or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time), which are incorporated by reference herein.

63. “Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in the 1961 Judicial Code.

64. “Fee Examiner” means Lori Lapin Jones, Esq. of Lori Lapin Jones PLLC, the fee examiner appointed by the Bankruptcy Court pursuant to the Fee Examiner Order.

65. “Fee Examiner Order” means that certain Order (I) Appointing Fee Examiner and (II) Establishing Procedures for Consideration of Requested Fee Compensation and Reimbursement of Expenses [Docket No. 258].

66. “File” or “Filed” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

67. “Final DIP Order” means that certain Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Use of Cash Collateral; (IV) Granting Adequate Protection to Prepetition First Lien Secured Parties; (V) Modifying Automatic Stay; and (VI) Granting Related Relief [Docket No. 168] entered by the Bankruptcy Court on March 11, 2024.

68. “Final Distribution Date” means the date when, (a) in the reasonable judgment of the Plan Administrator, substantially all of the Distributable Assets have been monetized and there are no substantial potential sources of additional Cash for distribution, (b) there remain no Disputed Claims and (c) the Plan Administrator distributes all remaining Cash held by the Debtors to creditors in accordance with the Plan.

69. “Final Order” means an order of the Bankruptcy Court, which is in full force and effect and has not been reversed, modified or amended, that is not stayed, and to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtors or, in the event that an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, no stay pending appeal has been granted or such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, new trial, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order shall not preclude such order from being a Final Order.

70. “General Claims Bar Date” means April 30, 2024 at 5:00 p.m. prevailing Eastern Time, which was the general deadline set pursuant to the Bar Date Order for filing Proofs of Claim for any Claims against the Debtors (excluding Claims of Governmental Units) that arose prior to the Petition Date.

71. “General Unsecured Claim” means any Claim against any of the Debtors that is not: (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Expense Claim; (b) a DIP Facility Claim; (c) a Priority Tax Claim; (d) Other Priority Claim; (e) Other Secured Claim; (f) Prepetition First Lien Secured Claims; (g) Intercompany Claim; (h) Interest; or (i) Section 510(b) Claim. For the avoidance of doubt, the DIP Facility Deficiency Claims and the Prepetition First Lien Deficiency Claims shall be General Unsecured Claims solely for the purpose of voting on the Plan and agree to waive, and shall be deemed to have waived, any right to receive any distribution under the Plan, including from the General Unsecured Claims Cash Pool.

72. “General Unsecured Claims Cash Pool” means the $525,000 Cash reserve carved out of the Distributable Assets.

73. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

74. “Holder” means an Entity holding a Claim against, or Interest in, any of the Debtors.

75. “Impaired” means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

76. “Initial Distribution Date” means, subject to the “Treatment” sections in Article IV.B hereof, the date that is as soon as reasonably practicable after the Effective Date, when the Debtors or the Distribution Agent, as applicable, make initial distributions to Holders of Allowed Claims pursuant to the Plan.

77. “Intercompany Claim” means a Claim held by one Debtor against another Debtor.

78. “Intercompany Interest” means any Interest held by a Debtor in another Debtor.

79. “Interest” means any equity security as such term is defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to or right to payment may be satisfied by, any such interest or other ownership interest (including any existing earn-out or phantom interests or similar agreement tied to dividends, distributions, return of capital, consideration or similar payments in respect of (or on account of) such Interests) in an Entity whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

80. “Interim DIP Order” means that certain Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Use of Cash Collateral; (IV) Granting Adequate Protection to Prepetition First Lien Secured Parties; (V) Modifying Automatic Stay; (VI) Scheduling Final Hearing; and (VII) Granting Related Relief [Docket No. 61] entered by the Bankruptcy Court on February 14, 2024.

81. “Interim Professionals Compensation Order” means that certain Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 205].

82. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

83. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code and, with respect to any asset, includes any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

84. “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

85. “Nuance” means Nuance Intermediary, LLC and its Affiliates.

86. “Ordinary Course Professional” means an Entity (other than a Professional) retained and compensated by the Debtors in accordance with the Ordinary Course Professionals Order.

87. “Ordinary Course Professionals Order” means the Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 204] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

88. “Other Priority Claim” means any Claim against any of the Debtors accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.

89. “Other Secured Claim” means any Secured Claim against any of the Debtors other than a DIP Facility Claim or Prepetition First Lien Secured Claim.

90. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

91. “Petition Date” means February 12, 2024, the date on which the Debtors commenced the Chapter 11 Cases.

92. “Plan” means the plan portion of this Combined Disclosure Statement and Joint Plan of Project Sage Oldco, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code, including the Exhibits and Plan Supplement and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified or otherwise supplemented from time to time with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties, and in consultation with the Committee’s advisors with respect to any amendment or modification that is materially adverse to the Committee or Holders of General Unsecured Claims.

93. “Plan Administrator” means that Person or Entity, or any successor thereto, selected by the Debtors with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties, and in consultation with the Committee in accordance with the Committee Settlement, to administer the Debtors and liquidate the Distributable Assets in accordance with the Plan. The Debtors shall identify the Person to serve initially as the Plan Administrator in the Plan Supplement.

94. “Plan Administrator Agreement” means the agreement that sets forth the identity of the Person to serve initially as Plan Administrator, as well as the Plan Administrator’s compensation, among other things, to be included in the Plan Supplement, which shall be in form and substance acceptable to the Debtors, the DIP Lenders, and the Prepetition First Lien Secured Parties.

95. “Plan Distribution” means the payment or distribution of consideration to holders of Allowed Claims under the Plan.

96. “Plan Documents” means any of the documents, other than the Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement, which shall be in form and substance acceptable to the Debtors, the DIP Lenders, and the Prepetition First Lien Secured Parties.

97. “Plan Supplement” means the Notice of Filing of Plan Supplement With Respect to Amended Combined Disclosure Statement and Joint Plan of Sientra, Inc. and its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 409], which is, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including the Exhibits, Plan Documents, Wind-Down Budget, Retained Causes of Action, Rejected Executory Contracts and Unexpired Leases List (if any), Assumed Executory Contracts and Unexpired Leases List (if any), Cure Notices, and the Plan Administrator Agreement all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time, and acceptable in form and substance to the Debtors, the DIP Lenders, and the Prepetition First Lien Secured Parties. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date.

98. “Prepetition First Lien Deficiency Claim” means any Prepetition First Lien Secured Claim that is not a Secured Claim.

99. “Prepetition First Lien Facility Agreement” means that certain Amended and Restated Facility Agreement, dated as of October 12, 2022 (as amended, or otherwise modified from time to time), by and among, Sientra, Inc. as borrower, the subsidiaries of Sientra, Inc. party thereto as Subsidiary Guarantors (as defined therein), the Prepetition First Lien Lenders, and the Prepetition First Lien Term Loan Agent.

100. “Prepetition First Lien Lenders” means the entities party to the Prepetition First Lien Facility Agreement as lenders and any successors thereto.

101. “Prepetition First Lien Secured Claims” means all Claims against the applicable Debtors arising under or relating to Prepetition First Lien Facility Agreement, and all agreements and instruments relating to the foregoing.

102. “Prepetition First Lien Secured Parties” means the Prepetition First Lien Lenders and the Prepetition First Lien Term Loan Agent.

103. “Prepetition First Lien Term Loan Agent” means Deerfield Partners, L.P., as administrative agent under the Prepetition First Lien Facility Agreement, and any successor thereto.

104. “Priority Tax Claim” means any Claim of a Governmental Unit against any of the Debtors of the kind specified in section 507(a)(8) of the Bankruptcy Code.

105. “Pro Rata” means the proportion that (a) the Allowed amount of a Claim in a particular Class (or several Classes taken as a whole) bears to (b) the aggregate Allowed amount of all Claims in such Class (or several Classes taken as a whole), unless the Plan provides otherwise.

106. “Professional” means an Entity (other than an Ordinary Course Professional): (a) employed, or proposed to be employed prior to the Confirmation Date, in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

107. “Professional Fee Claim” means any Claim by a Professional for the compensation for services rendered and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

108. “Professional Fee Escrow Account” means an account funded by the Debtors, with consent of the Prepetition First Lien Secured Parties and DIP Lenders, with Cash, as soon as practicable after Confirmation and not later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

109. “Professional Fee Escrow Amount” means the reasonable estimate of the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals, including the Fee Examiner, have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article IV.A.2 of the Plan.

110. “Project Sage Oldco” means Project Sage Oldco, Inc. (f/k/a Sientra, Inc.), a Delaware corporation or any successor or assign, by merger, consolidation, or otherwise.

111. “Proof of Claim” means a proof of Claim or Interest Filed against the Debtors in the Chapter 11 Cases.

112. “Purchasers” means, collectively Tiger and Nuance, as the purchasers of the Debtors’ assets pursuant to and as identified in the Sale Orders.

113. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

114. “Rejected Executory Contracts and Unexpired Leases List” means the list of those Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors.

115. “Related Persons” means, subject to any exclusions expressly set forth in the Plan, with respect to a specific Person, said Person’s successors and assigns, and as applicable, said Person’s current and former shareholders, affiliates, subsidiaries, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, attorneys, financial advisors, investment bankers, accountants, and consultants, solely in their capacities as such.

116. “Released Parties” means, collectively, each solely in its respective capacity as such: (a) the Debtors; (b) the DIP Agent; (c) the DIP Lenders; (d) the Prepetition First Lien Term Loan Agent; (e) the Prepetition First Lien Lenders; (f) the Committee; and (g) the Related Persons of each of (a) through (f) of the foregoing; provided that any Holder of a Claim that opts out of the releases contained in the Plan shall not be a Released Party.

117. “Releasing Parties” means, collectively, each solely in its respective capacity as such: (a) the Debtors; (b) the DIP Agent; (c) the DIP Lenders; (d) the Prepetition First Lien Term Loan Agent; (e) the Prepetition First Lien Lenders; (f) the Committee, (g) all Holders of Claims that vote to accept the Plan; (h) all Holders of Claims that are presumed to accept the Plan and who do not affirmatively opt out of the releases provided by the Plan; (i) all Holders of Claims that are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (j) all Holders of Claims who vote to reject the Plan who do not affirmatively opt out of the releases provided by the Plan; (k) all Holders of Claims who abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; and (l) the Related Persons of each of (a) through (k) of the foregoing for which such Entity is legally entitled to bind such Related Persons to the releases contained in the Plan under applicable law.

118. “Restructuring Transactions” means any mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, formations, dissolutions or other corporate transactions described in, approved by, contemplated by, or undertaken to implement the Plan.

119. “Retained Causes of Action” means those retained Claims and Causes of Action of the Debtors to be listed in the Plan Supplement, as may be amended, modified, or supplemented from time to time by the Debtors.

120. “Sale Order(s)” means any and all orders of the Bankruptcy Court approving the sale(s) of some or substantially all of their assets of the Debtors, including, without limitation, the orders entered as Docket Nos. 294 and 295.

121. “Sale Transaction Documentation” means all asset purchase agreements and other definitive documentation necessary for the completion and satisfaction of the Sale Transactions, including, but not limited to, the Transition Services Agreement.

122. “Sale Transactions” means all sales and/or other transactions contemplated under the Sale Orders.

123. “Schedules” means the schedules of Assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto Filed by the Debtors with the Bankruptcy Court.

124. “SEC” means the Securities and Exchange Commission, or any successor agency.

125. “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code.

126. “Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

127. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder, and any similar federal, state or local law.

128. “Security” or “security” means any security as such term is defined in section 101(49) of the Bankruptcy Code.

129. “Sientra” means Sientra, Inc., a Delaware corporation or any successor or assign, by merger, consolidation, or otherwise, prior to the Effective Date.

130. “Solicitation” means the solicitation of votes of those parties entitled to vote to accept or reject the Plan.

131. “Stamp or Similar Tax” means any stamp tax, recording tax, personal property tax, conveyance fee, intangibles or similar tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including such taxes on prime contracting and owner-builder sales), privilege taxes (including privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.

132. “Subsequent Distribution Date” means a date following the Initial Distribution Date on which the Distribution Agent in its reasonable discretion, elects to make distributions to Holders of certain Allowed Claims pursuant to the Plan.

133. “Third Party Release” has the meaning set forth in Article IV.F.6 hereof.

134. “Tiger” means Tiger Aesthetics Medical, LLC and its Affiliates.

135. “Tiger Secured Obligation” means that certain secured obligation in an amount equal to $22.5 million, as further described in that certain security agreement dated as of April 24, 2024, by and between Sientra and Tiger.

136. “Transition Services Agreement” means that certain Transition Services Agreement dated as of April 24, 2024, by and between the Debtors and Tiger, filed at Docket No. 334.

137. “Undeliverable Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

138. “Unexpired Lease” means a lease of nonresidential real property to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

139. “Unimpaired” means, with respect to a Class of Claims that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

140. “Voting Agent” means Epiq Corporate Restructuring, LLC and any successor thereto.

141. “Voting Classes” means Class 3 and Class 4 under the Plan.

142. “Voting Deadline” means the deadline set by the Bankruptcy Court for submitting a Ballot for the purpose of voting on the Plan.

143. “Voting Record Date” means the date for determining which Holders of Claims are entitled to receive the Disclosure Statement and vote to accept or reject the Plan, which date shall be set by the Bankruptcy Court.

144. “Wind-Down” means the wind-down and dissolution of the Debtors’ Estates as set forth in Article IV.D.6.

145. “Wind-Down Amount” means Cash in an amount, to be determined by the Debtors, which amount shall be retained by the Debtors with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties and used, in consultation with the DIP Lenders and Prepetition First Lien Secured Parties, by the Plan Administrator to fund the Wind-Down, pursuant to the Wind-Down Budget. For the avoidance of doubt, the Wind-Down Amount shall include the Administrative / Priority / Other Distributions Reserve.

146. “Wind-Down Budget” means the budget approved by the DIP Lenders and the Prepetition First Lien Secured Parties pursuant to which the Debtors and the Plan Administrator shall fund the Wind-Down. To the extent necessary, the Wind-Down Budget may be amended or modified post-Effective Date with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties.

ARTICLE III.
BACKGROUND TO THE CHAPTER 11 CASES

A.	THE DEBTORS’ HISTORY, BUSINESS AND OPERATIONS

1.	Background

Founded in 2003, and headquartered in Irvine, California, the Company is a surgical aesthetics company focused on empowering people, with the Company’s products, to change their lives through increased self-confidence and self-respect, and providing greater choices to plastic surgeons and patients in need of surgical aesthetics products. Backed by extensive clinical and safety data, Project Sage Oldco’s platform of products includes:

(i) a comprehensive portfolio of round and shaped silicone gel breast implants, the first fifth-generation breast implants approved by the Food and Drug Administration (the “FDA”) for sale in the United States;

(ii) the industry’s most complete tissue expander portfolio, including:

(a) the ground-breaking AlloX2 breast tissue expander with patented dual-port and integral drain technology;

(b) the next-generation AlloX2Pro™, the first FDA-cleared MRI-compatible tissue expander;

(c) the DermaSpan™ single port breast tissue expander; and

(d) the SoftSpan™ line of extremity expanders.

(iii) Viality™ with AuraClens™ enhanced viability fat transfer system with unprecedented clinical data showing over 80% fat retention at 3-, 6-, and 12-month points across all cohorts;

(iv) the SimpliDerm® human Acellular Dermal Matrix (hADM), a type of surgical mesh manufactured from human dermis; and

(v) BIOCORNEUM, the preferred and recommended silicone scar gel of plastic surgeons.

Since 2021, the Company has one operating segment in continuing operations named Plastic Surgery, formerly known as Breast Products. The Company, through a direct marketing and sales organization, sells its breast implants, breast tissue expanders, and fat transfer system in the U.S. for augmentation procedures to board certified and board admissible plastic surgeons, hospitals and surgery centers, and tailors customer service offerings to the customers’ specific needs. Additionally, through a non-exclusive rights agreement in the United States, the Company markets, sells and distributes SimpliDerm human acellular dermal matrix (or hADM) for select use in reconstruction surgery.

Historically, the Company selectively pursued strategic acquisitions, diversifying its revenue stream and expanding into new markets. For example, the Company began selling BIOCORNEUM in the United States after the Company acquired the rights to do so in March 2016; the Company began selling the AlloX2, and Dermaspan lines of breast tissue expanders, and the Softspan line of extremity expanders, after the Company acquired these product lines in November 2016; in June 2017, Project Sage Oldco acquired Miramar Labs, Inc., a global medical device company that owned, among other assets, the miraDry system, the only FDA cleared, non-invasive device to reduce underarm sweat, odor and permanently reduce hair of all colors; on December 31, 2021, the Company acquired substantially all of the assets relating to the Viality with AuraClens fat transfer system, which the Company commercially launched in Q2 2023; and on March 21, 2023, the Company acquired the non-exclusive rights to distribute the SimpliDerm hADM in the United States, which the Company fully launched at the end of Q3 2023.

The Company relies on a combination of trademarks, trade secrets, confidential information, copyrights, patent rights and other intellectual property rights to protect its intellectual property. The Company’s trademark portfolio consists of approximately 77 worldwide registered trademarks and approximately 13 pending trademark applications; and the patent portfolio consists of 6 granted U.S. Patents and approximately 20 pending U.S. and international patent applications, as well as several in-licensed patent rights.

As of the Petition Date, the Company maintains leases for: (a) its Irvine, California headquarters (which houses management and certain customer service, R&D, finance, and administrative functions); (b) a manufacturing facility (for breast implant products) in Franklin, Wisconsin; and (c) two additional facilities in Franklin for certain administrative, distribution and manufacturing functions.

As of the Petition Date, the Company had approximately 253 full time employees. In addition, the Debtors use the services of certain independent contractors, temporary workers, and consultants. None of the Company’s employees are represented by a collective bargaining agreement, and the Company has never experienced any work stoppage.

Beginning in 2020, the Company started to expand its business outside of the United States, first in Japan following approval by the Japanese Pharmaceuticals and Medical Devices Agency (PMDA), and subsequently in the Kingdom of Saudi Arabia (KSA) following approval by the KSA Food and Drug Administration in 2022, in Canada following Health Canada approval in 2022, and the United Arab Emirates (UAE), following approval by the UAE Ministry of Health and Prevention in 2022. The Company utilizes third-party distributor relationships in its international territories for the sale and distribution of its products in those territories.

2.	Financial Results

The medical device industry is intensely competitive, subject to rapid change and highly sensitive to the introduction of new products or other market activities of industry participants. As discussed further below, since inception, the Company has incurred significant net operating losses. As of December 31, 2023, the Company had an accumulated deficit of $747.8 million. During calendar year 2023, the Company incurred net losses of $53.2 million.

To date, the Company had financed its operations primarily through sales of its products, sales of preferred stock, borrowings under term loans and a convertible note, the Company’s 2014 initial public offering and follow-on public offerings of our common stock. Historically, the Company has devoted substantially all of its resources to the acquisition and clinical development of its products, the commercial launch of its products, the development of a sales and marketing team, the assembly of an experienced management and financial team, customer service, and clinical and regulatory competence. In addition, the Company spent significant resources acquiring and building out its manufacturing facility and distribution capacities in Franklin, Wisconsin.

3.	Organizational Structure

Debtor Project Sage Oldco, a Delaware corporation, is the publicly held, direct or indirect corporate parent of the other Debtors. A chart illustrating the Debtors’ organizational structure is attached hereto as Exhibit A. Project Sage Oldco was incorporated in Delaware in 2003 under the name Juliet Medical, Inc. and subsequently changed its name to Sientra, Inc. in April 2007.

In November 2014, Project Sage Oldco completed an underwritten initial public offering of 5,750,000 shares of common stock at a price to the public of $15.00 per share. Project Sage Oldco received approximately $77.0 million in aggregate proceeds, after deducting underwriting discounts and commissions. Project Sage Oldco’s common stock commenced trading on the NASDAQ Global Select Market (“Nasdaq”) under the ticker symbol “SIEN” on October 29, 2014. The continued listing of the common stock on Nasdaq is subject to the Company’s compliance with applicable listing standards. As of January 31, 2024, Wells Fargo & Company owned more than 5% of the Company’s outstanding common stock.

a.	Follow-On Common Stock Offerings

Since Project Sage Oldco’s November 2014 IPO, the Company has completed various follow-on public offerings of common stock and/or warrants to purchase additional common stock, to raise additional net proceeds for Company operations and purposes, including in or about September 2015, May 2018, June 2019, February 2021, and October 2022.

b.	2023 Reverse Stock Split

In January 2023, Project Sage Oldco completed a 1-for-10 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”). The Reverse Stock Split was effective at 4:00 p.m. Eastern Time on January 19, 2023. The principal purpose of the Reverse Stock Split was to decrease the total number of shares of common stock outstanding and proportionately increase the market price of the common stock to meet the continuing listing requirements of Nasdaq. As a result of the Reverse Stock Split, every 10 shares of the Company’s common stock issued and outstanding was automatically reclassified into one new share of common stock.

4.	Debt Structure

a.	Secured Debt

In October 2022, the Company entered into an agreement to refinance the Company’s then-existing term loan and convertible note debt. Specifically, on October 12, 2022, the Company entered into that certain Amended and Restated Facility Agreement (as may be amended, the “Prepetition First Lien Term Loan Agreement”) by and among Sientra, the other Loan Parties party, the lenders party thereto (the “Prepetition First Lien Lenders”) and Deerfield Partners, LP, as administrative agent (the “Prepetition First Lien Term Loan Agent”, and, together with the Prepetition First Lien Lenders, the “Prepetition First Lien Secured Parties”). In connection with the Prepetition First Lien Term Loan Agreement, the Company entered into an Exchange Agreement (as may be amended, the “Exchange Agreement” and together with the Prepetition First Lien Term Loan Agreement, the “Prepetition First Lien Secured Obligations”), dated as of October 12, 2022, pursuant to which the Prepetition First Lien Lenders exchanged $10 million of principal under the Convertible Note (as defined in the Prepetition First Lien Term Loan Agreement) issued by Sientra on March 11, 2020 in the initial principal amount of $60 million, for securities of the Company, reducing the outstanding principal amount of the original Convertible Note to $50 million. Additionally, on the date of the Prepetition First Lien Term Loan Agreement and pursuant to the terms thereof, the Company issued and sold an additional senior secured, five-year, convertible note in a principal amount of $23 million (the “2022 Note” and, together with the Convertible Note, the “Convertible Notes”). As a result of the foregoing, the Company reduced total debt load by approximately $10 million, to $73 million, while extending the maturity dates to March 2026 and beyond.

In connection with the Prepetition First Lien Term Loan Agreement and the Convertible Notes issued thereunder, all of the Company’s operating subsidiaries entered into a Guaranty and Security Agreement, dated as of October 12, 2022, whereby the guarantors agreed to guarantee the obligations and liabilities of the Company under the Prepetition First Lien Term Loan Agreement and the Convertible Notes. The Convertible Notes are secured by (i) a security interest in substantially all of the assets of the Company and its subsidiaries and (ii) a pledge of the equity interests of the Company’s direct and indirect subsidiaries.

The Company used the proceeds from the 2022 Note to repay in full the outstanding amounts under its Second Amended and Restated Credit and Security Agreement (Term Loan), dated December 31, 2021, by and among the Company, certain of its wholly owned subsidiaries, the lenders party thereto and MidCap Financial Trust, as administrative agent and collateral agent (the “MidCap Term Credit Agreement”), and repay in full the outstanding amounts, and terminate the outstanding commitments, under that certain Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of July 1, 2019, by and among the Company, certain of its wholly owned subsidiaries, the lenders party thereto and MidCap Funding IV Trust, as administrative and collateral agent (the “MidCap Revolving Credit Agreement”).

As discussed further below, as of September 30, 2023, the Company was not in compliance with the minimum revenue financial covenant under the Prepetition First Lien Term Loan Agreement. In the event of default under the Prepetition First Lien Term Loan Agreement, one of the remedies that the Prepetition First Lien Secured Parties have available is the ability to accelerate repayment of the debt, which the Company would not be able to immediately repay.

b.	Unsecured Debt

As of the Petition Date, based on their books and records, the Debtors estimated that they owed approximately $9.0 million in trade debt and other accounts payable.

5.	Corporate Growth and Other Recent Transactions/Developments

a.	Manufacturing/Supply Problems and Company’s Resolution Thereof

On March 9, 2012, Project Sage Oldco received FDA approval of its breast implant products, which were at this time manufactured for Project Sage Oldco by Silimed de Industria de Implantes Ltda (“Silimed”) in Brazil, and began commercial sale of them shortly thereafter. In September 2015, regulatory authorities in the United Kingdom suspended Silimed’s regulatory approval for the European market over concerns related to potential particulate contamination issues on implants Silimed manufactured for the European market. While this did not impact the FDA-approved implants that Silimed manufactured for Project Sage Oldco, on October 5, 2015, the Brazilian ANVISA (the Brazilian Health Regulatory Agency) temporarily suspended Silimed’s manufacturing license pending completion of its investigation in the European regulatory issues, meaning that Silimed could no longer manufacture products for Project Sage Oldco (or anywhere else in the world).

Thereafter, on October 9, 2015, Project Sage Oldco announced that it was voluntarily suspending the sale of all Silimed-manufactured products in the U.S. On October 23, 2015, a fire broke out in Silimed’s manufacturing facility in Brazil, resulting in the burning down of the building where Project Sage Oldco’s implants were made. While Project Sage Oldco resumed sales of its breast implant products in the U.S. in February 2016 (after the submission of extensive third-party testing results to the FDA), the Company had no manufacturing supply, as Silimed’s manufacturing building had burned down and there was no FDA-approved alternative supply source.

In August 2016, Project Sage Oldco announced that it had entered into an agreement (the “Vesta Agreement”) with Vesta (a medical devices contract manufacturer) to establish a new implant-manufacturing facility in the United States. Following this announcement, Silimed filed a lawsuit in November 2016 against Project Sage Oldco in the District Court for the Southern District of New York, alleging the purported theft of trade secrets and confidential information as a result of the Vesta Agreement. Project Sage Oldco subsequently filed an arbitration claim asserting various contractual and other claims against Silimed. In August 2017, Project Sage Oldco and Silimed, without admitting any liability on either party, settled the lawsuit and arbitration, with both parties granting each other mutual releases and covenants not to sue for certain specified conduct, as well as $10 million in cash payments from Project Sage Oldco to Silimed.

In April 2018, the FDA gave its approval so that Project Sage Oldco could begin commercialization of implants manufactured at Vesta’s Franklin, Wisconsin facility.

Thus, while the Company was ultimately able to resolve its implant-manufacturing supply problems in 2018, the road to this resolution lasted more than two years, requiring substantial expenditures by the Company and the loss of implant revenue for a lengthy period.

b.	Commercial Launch of Viality Fat Transfer System

In April 2023, the Company announced that it began commercial shipping of its Viality with AuraClens fat transfer system, which the Company had previously acquired on December 31, 2021 from AuraGen Aesthetics LLC. Immediately prior to this launch, the Company had announced the release of interim results from its ongoing, multi-center, long-term volume retention clinical study with Viality showing 80% fat retention at the 3- and 6-month time points. In October 2023, at the meeting of the American Society of Plastic Surgeons, the Company presented further interim results from its ongoing, multi-center, long-term volume retention clinical study with Viality, showing 80% fat retention at the 3-, 6- and 12-month time points, and across all cohorts (augmentation and reconstruction).

c.	2023 Elutia Inc. Partnership

On March 22, 2023, the Company entered into an agreement with Elutia Inc. (“Elutia”), formally known as “Aziyo Biologics, Inc.,” to expand the distribution of Elutia’s SimpliDerm ADM product line. Under the agreement terms, Elutia granted the Company certain non-exclusive rights in the United States to market, sell and distribute SimpliDerm for select use in reconstruction surgery. The Company began sales of the SimpliDerm product on a very limited basis in the second quarter of 2023, with a wider launch in late third quarter 2023.

d.	FDA 510k Clearance of Portfinder Technology

On May 17, 2023, the Company announced that it had received 510k clearance from the FDA for the Company’s novel Portfinder technology. Portfinder is an electronic handheld device that allows for the subcutaneous location of ports in Project Sage Oldco’s Dermaspan and AlloX2 Pro tissue expanders. This new technology replaces the traditional dangle magnet mechanism and provides a more accurate port location with improved useability for clinicians. The Portfinder’s unique interactive screen guides the user towards the center of the ports and allows for precise identification and marking of both fill and drain ports in Dermaspan and AlloX2 Pro expanders, making it a very versatile device.

e.	FDA 510K Clearance of AlloX2 Pro

On June 8, 2023, the Company announced that it had received 510k clearance from the FDA for the Company’s novel, patented AlloX2 Pro Tissue Expander. Building upon the proprietary dual port technology of the Company’s ground-breaking AlloX2 tissue expander, the AlloX2 Pro expands this platform by removing 95% of the metal traditionally associated with tissue expander ports. This innovation allows the AlloX2 Pro to be labeled as MRI-conditional, making it the first tissue expander cleared in the United States for exposure to magnetic resonance imaging, an important screening tool for breast reconstruction patients. Other innovative features of the AlloX2 Pro include minimal interference with radiation therapy for post-mastectomy patients, faster port filling and drainage, and a softer drain for enhanced patient comfort.

B.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

1.	Business and Macro-Economic Pressures and Challenges

a.	COVID, Changes in Consumer Spending, and Macro-Economic Factors

The COVID-19 pandemic, initially, had a negative effect on the Debtors’ business and operations. At the height of the pandemic, the surgical procedures involving the Company’s breast products were susceptible to local and national government restrictions. The inability or limited ability to perform non-emergency procedures harmed the Company’s revenues starting in second quarter of 2020. However, what has been called by some the “Zoom Boom” – a nationwide spike in consumer demand for aesthetic procedures, including breast augmentation procedures, during the pandemic – made the Company’s overall breast products 2020 revenue picture a good one, growing 18.6% year-over-year, and resulted in an extremely robust 2021, with the breast products revenue growing 47% year-over-year.

Unfortunately, market retractions in 2023 significantly affected the Company. Net sales decreased approximately $3.8 million, or 4%, to $86.8 million in calendar year 2023, as compared to $90.5 million in calendar year 2022. The retraction in the Company’s business was most acute in the third quarter of 2023, with the Company reporting net sales of $19.5 million, representing a decrease of approximately 13.7% over the third quarter of 2022. The third quarter is typically the lowest quarter from a seasonality perspective for the Company, but the seasonality was more pronounced in Q3 2023 as macroeconomic trends saw a broad decrease in procedural volumes across almost all aesthetic companies. This decrease in procedural volumes continued into Q4 2023, which saw Project Sage Oldco have a year-over-year decrease in volume of domestic sales of gel implants and expanders, which was partially offset by incremental revenue from the Company’s new products Viality and SimpliDerm.

In addition, in the wake of COVID and beyond, the global economy, including the financial and credit markets, had been experiencing extreme volatility and disruptions, including high inflation rates, rising interest rates, substantially tightened debt/capital markets, declines in consumer confidence, declines in economic growth, and uncertainty about economic stability. While generally the global economy has been stabilizing, adverse macroeconomic factors and conditions—particularly the lack of debt and/or equity funding available to businesses like the Debtors—has harmed the Company’s business and operations during 2023.

b.	Sales Workforce Challenges

In addition, the Company was adversely affected by the departure of sales representatives (the “Sales Workforce”) in the first half of 2023. During this period approximately 25% of the Sales Workforce left the Company. While turnover is not unexpected in the aesthetics industry, this was an unusually large turnover for the Company. Moreover, it typically takes a few months to hire a replacement sales representative, and once hired, it can take six months or more for that newly hired representative to start becoming productive in their territory. At the start of third quarter 2023, most, but not all, of the vacant sales territories were filled with new sales representatives. As a result, these territories were not at full productivity in Q3 2023 when the aesthetics industry as a whole experience a significant decline as noted above. In addition, in the third quarter of 2023, the Sales Workforce (depleted earlier and recently replenished) dedicated more time and efforts on the recently launched Viality products, contributing to decreases in the sales of Project Sage Oldco’s implant and tissue expander products.

In short, despite the Company’s best efforts, the loss and replacement of a significant number of its Sales Workforce over the course of 2023 left the Company unable to achieve the results it expected and hoped for in the third quarter of 2023.

c.	Continued Net Losses, Liquidity Challenges and Financial Covenants Default

Despite the Company frequently experiencing consecutive quarterly growth, since its inception, the Company has incurred recurring losses from operations each year, stemming from various challenges and difficulties including the implant-manufacturing problems discussed above. During calendar year 2023, the Company incurred net losses of $53.2 million.

Recently, however, the Company’s losses had been steadily decreasing, and the Company’s management (having resolved the Company’s implant-manufacturing problems in 2018 and assembled an innovative portfolio of new products) had believed that the Company was at an inflection point and that it would soon be profitable from operations. Notably, Project Sage Oldco dramatically improved its operational efficiencies and engaged in disciplined cash management; the Company reduced its GAAP operating spend to a forecasted level of $84 million to $87 million, and non-GAAP operating spend to a forecasted level of $71 million to $74 million, in each case for the full year 2023.

Notwithstanding the foregoing, various factors and circumstances, including the Sales Workforce issues, decreases in consumer spending after the Zoom Boom, and adverse macro-economic circumstances, including tightened debt/capital markets discussed above, impeded the Company from successful sustained profitability, culminating in the Company’s covenant breach under the Prepetition First Lien Term Loan Agreement in the fall of 2023.

Specifically, the Company was not in compliance with its financial covenants related to minimum revenue under the Prepetition First Lien Term Loan Agreement as of September 30, 2023. Under the Prepetition First Lien Term Loan Agreement, the breach of the minimum revenue financial covenant is deemed an event of default. The potential acceleration of the debt by the Prepetition First Lien Secured Parties resulted in the reclassification by the Debtors of that debt from a long-term liability to a current liability as of September 30, 2023.

On October 30, 2023, the Company entered into a Temporary Waiver and Exchange Agreement (the “Temporary Waiver”) with the Prepetition First Lien Secured Parties, which provided for a temporary waiver of the event of default through January 15, 2024. Pursuant to certain amendments to the Temporary Waiver, the waiver period was extended to February 11, 2024.

d.	Prepetition Sale and Financing Efforts[8]

In connection with evaluating its strategic alternatives, in late 2022, Project Sage Oldco directed one of its then investment bankers, Stifel, to solicit market interest regarding a potential sale of the Debtors (the “Initial Sale Process”). Stifel has served as one of Project Sage Oldco’s investment bankers for approximately ten years, having accumulated significant knowledge of Project Sage Oldco, its prospects and addressable market by executing numerous financial and strategic transactions in support of advancing the underlying business. In connection with the Initial Sale Process, over a period of approximately five months, Stifel contacted twenty-three parties consisting of fourteen strategic and nine financial parties. These parties were identified and prioritized given their prior investment activity and demonstrated interest in medical aesthetics, breast reconstruction or adjacent areas. During the Initial Sale Process, potential acquirers were provided marketing materials and given access to non-public information and management as appropriate. Feedback from the Initial Sale Process included preliminary indications of value that were less than the Debtors’ first lien obligations; as a result, the Debtors decided not to pursue a transaction at that time and continued to focus on executing their business plan and preserving liquidity.

In May 2023, due to the Debtors’ financial position at the time, Project Sage Oldco amended Stifel’s engagement letter to include restructuring services. During the summer of 2023, a strategic party expressed strong interest in acquiring Project Sage Oldco, and the Debtors authorized Miller Buckfire to continue to advance discussions and due diligence. However, by the end of July 2023, the Debtors determined that a viable transaction was not possible at the time. In the meantime, the Debtors’ available liquidity and ability to maintain covenant compliance deteriorated and the Debtors asked Miller Buckfire to assist in seeking a financing transaction to address near-term needs and potentially refinance the existing secured debt.

Given the Debtors’ existing indebtedness and limited access to equity capital markets, Miller Buckfire focused on lenders who had previously considered an investment in Project Sage Oldco, were experienced in the medical technology sector or were familiar with special-situation financings. Miller Buckfire launched the financing process at the beginning of September 2023 and contacted a total of twenty parties. Ten parties executed a non-disclosure agreement (“NDA”) and were given access to confidential marketing materials and offered access to a virtual data room. Ultimately, twelve parties provided specific feedback following their assessment of the opportunity which included a reluctance to finance the Debtors given a number of factors and no parties submitted proposed terms.

In late 2023, the Debtors decided to re-engage with three interested parties (the “Initial Bidders”) from the Initial Sale Process and seek to advance discussions toward formal proposals. In November 2023, Miller Buckfire, at the direction of the Debtors, requested that the Initial Bidders submit non-binding indications of interest (“IOIs”), which they did. The IOIs received provided for cash and non-cash consideration for substantially all of the Debtors’ assets, but the total consideration was less than the amount of the existing secured debt. As a result, any transaction based on the IOIs would require the support and/or consent of the Prepetition First Lien Lenders.

[8]	The Initial Sale Process and the Financing Process are further discussed in the Declaration of Vladimir Moshinsky of Miller Buckfire & Co., LLC [Docket No. 17].

During December 2023, the Prepetition First Lien Lenders engaged with the Debtors and undertook substantial due diligence efforts to evaluate the situation and the IOI submissions. In addition, the Initial Bidders continued their diligence efforts, which included traveling to Project Sage Oldco’s headquarters in Irvine, CA and its manufacturing facilities in Franklin, WI, in order to finalize their bids. At the same time, the Debtors’ liquidity situation deteriorated further. On January 17, 2024, the Initial Bidders were advised to provide best and final proposals and whether they would be willing to serve as a stalking horse bidder as part of a chapter 11 sale of the Debtors. The following week, the Initial Bidders provided feedback and/or best and final proposals. The Initial Bidders all expressed a strong desire to continue to pursue an acquisition of Project Sage Oldco as part of a chapter 11 auction process but were not willing to serve as a stalking horse or the structure of their bid and proposed terms were not acceptable to serve as a stalking horse bidder. The Debtors, together with their advisors, considered the proposed timeline for the sale process and confirmed support from the Initial Bidders regarding their ability to meet the proposed milestones. Since then, the Initial Bidders all continued with their diligence efforts in contemplation of a chapter 11 filing, approval of bid procedures and scheduling an auction. In addition, in anticipation of the chapter 11 filing and postpetition sale process, on February 2, 2024, Miller Buckfire commenced a re-marketing of the opportunity to all parties from the Initial Sale Process, as well as additional parties identified by Miller Buckfire and/or the Debtors.

2.	Filing of the Chapter 11 Cases

In light of the Company’s decreasing liquidity, the pending Initial Sale Process and unsuccessful Finance Process, and the upcoming expiration of the Temporary Waiver, the Company’s advisors engaged with the Prepetition First Lien Secured Parties with respect to a funded chapter 11 process with the goal of executing a successful “363 sale.” In January 2024, the Prepetition First Lien Secured Parties presented the Company with a DIP proposal contemplating the filing of a chapter 11 case in early to mid-January to facilitate a sale process through the bankruptcy cases. Ultimately, the Company decided, considering market conditions, its immediate need for capital, and the number of interested parties involved in the Initial Sale Process, that an in-court sale process with DIP financing to preserve the business as a going concern was necessary and in the best interests of the Company and its stakeholders. In anticipation of the chapter 11 filing and post-petition sale process, on February 2, 2024, Stifel-MB commenced a re-marketing of the opportunity to all parties from the initial process as well as additional parties identified by Stifel-MB and/or the Debtors.

After arm’s-length negotiations, on February 12, 2024, the Company and the Prepetition First Lien Secured Parties settled on the agreed terms of a $90 million DIP Facility that includes $22.5 million in new money commitments. Importantly, the DIP Facility provides the Company with much needed liquidity to successfully consummate a “363 sale.” Moreover, the DIP Credit Agreement contemplates a sale process that builds on the Initial Sale Process and minimizes disruptions to operations by a long stay in chapter 11.

The Debtors commenced these chapter 11 cases to implement and facilitate the going concern sale of the Debtors and their businesses and assets, to preserve and maximize the value of the estates for the benefit of all stakeholders. Impaired by inadequate capitalization and liquidity difficulties, the Company, otherwise having an innovative portfolio of reconstruction products as the basis for a successful aesthetics business, seeks to maximize the value of its business and asset for the benefit of all stakeholders.

C.	developments in THE DEBTORS’ CHAPTER 11 CASES

1.	First Day and Other Early Motions and Orders

On the Petition Date, the Debtors filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations. A brief description of each of the First Day Motions and the evidence in support thereof is set forth in the Declaration of Ron Menezes in Support of the Debtors’ Chapter 11 Petitions and First Day Relief [Docket No. 3]. At a hearing on February 14, 2024, (the “First Day Hearing”), the Bankruptcy Court granted certain of the relief initially requested in the First Day Motions on an interim and final basis, as applicable, with orders entered contemporaneously with or shortly following the First Day Hearing. As of the date hereof, the Debtors have filed motions and obtained approval for:

(i) joint administration of the cases [motion, Docket No. 2; order, Docket No. 46];

(ii) authorization to file a consolidated creditor list, redact certain personally identifiable information, and obtain related relief [Docket No. 4; interim order, Docket No. 49; final order, Docket No. 275];

(iii) appointment of Epiq Corporate Restructuring, LLC as claims/noticing agent [motion, Docket No. 5; order, Docket No. 50];

(iv) continuation of the Debtors’ cash management system and related relief [motion, Docket No. 6; interim order, Docket No. 51; final order, Docket No. 159];

(v) payment and honoring of prepetition employee wages and other compensation and employee benefits programs [motion, Docket No. 7; interim order, Docket No. 60; final order, Docket No. 160];

(vi) authorization to honor prepetition obligations to customers and continue certain customer programs in the ordinary course [motion, Docket No. 8; interim order, Docket No. 52; final order, Docket No. 161];

(vii) payment of certain taxes, fees and assessments [motion, Docket No. 9; interim order, Docket No. 53; final order, Docket No. 162];

(viii) maintenance of the Debtors’ insurance and surety coverage and related relief [Docket No. 10; interim order, Docket No. 54; final order, Docket No. 163];

(ix) adequate assurance for utility providers [motion, Docket No. 11; interim order, Docket No. 56; final order, Docket No. 166];

(x) payment of prepetition claims of shippers and warehousemen [motion, Docket No. 12; interim order, Docket No. 56; final order, Docket No. 164];

(xi) payment of prepetition claims of certain essential vendors and service providers, up to a total cap of $1.7 million [motion, Docket No. 13; interim order, Docket No. 57; final order, Docket No. 165]; and

(xii) approval of certain notification and hearing procedures for certain transfers of common stock and related relief [motion, Docket No. 16; interim order, Docket No. 58; final order, Docket No. 167].

2.	Bidding Procedures and Sale of Substantially All of Debtors’ Assets

Foundational to the Debtors’ efforts in these Chapter 11 Cases is the Debtors’ commitment to gauge market interest in a transaction and dispose of other assets to realize maximum value for stakeholders. To effectuate the sale process, the Debtors filed the Debtors Motion for (I) an Order (A) Approving Bid Procedures for the Sale of Substantially All of the Debtors’ Assets; (B) Approving Certain Bid Protections in Connection with the Debtors’ Entry Into Any Potential Stalking Horse Agreement; (C) Scheduling the Auction and Sale Hearing; (D) Approving the Form and Manner of Notice Thereof; and (E) Granting Related Relief; and (II) An Order (A) Approving the Sale of the Debtors’ Assets Free and Clear of All Encumbrances and (B) Approving the Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. 20] (the “Bid Procedures Motion”) seeking authority to proceed with an expeditious, yet flexible bidding and sale process. Pursuant to the Bid Procedures Motion, the Debtors proposed certain bid procedures for the sale of substantially all of the Debtors’ assets, including, among other things, the Debtors’ operating business as a manufacturer and supplier of medical aesthetics products, and products used in breast reconstruction and augmentation procedure (the “Assets”). The proposed procedures included the option of entering into a stalking horse agreement subject to the consent, not to be unreasonably withheld, of the Consenting Parties (as defined in the Bid Procedures Motion), including a break-up fee of up to 3% of the total cash consideration and expense reimbursement up to $500,000, scheduling an auction for March 28, 2024, and a sale approval hearing on April 5, 2024. On March 5, 2024, the Bankruptcy Court entered the order approving the Bid Procedures Motion [Docket No. 122] (the “Bid Procedures Order”). Through the Bid Procedures Order, the Debtors facilitated an open process that protected the best interests of the Debtors’ estates and creditors and preserved the Debtors’ ability to exercise their fiduciary duties throughout the sale process, which culminated in the auction of the Assets on March 28, 2024.

a.	Marketing Process

In the months preceding the commencement of these Chapter 11 Cases, the Debtors, with the assistance of Miller Buckfire and other advisors, launched into their re-marketing process to solicit market interest in a going-concern sale of substantially all of the Assets for all parties from the Initial Process, as well as other potential parties. During this prepetition marketing process, the Debtors dedicated substantial time and effort to conducting outreach to a select group of strategic parties. The Debtors, in consultation with Miller Buckfire, determined which parties to contact based upon, among other criteria, the parties’ knowledge of the industry and potential capacity to consummate such a transaction, in part given certain healthcare and regulatory considerations.

Specifically, beginning in February 2024 with the re-marketing process, Miller Buckfire reached out to previously interested parties and new parties, coordinated the execution of non-disclosure agreements, invited such parties participate in meetings and communications with the Debtors, and then granted those certain parties access to a virtual data room containing significant diligence documentation. Those documents included, among other things, confidential evaluation materials, an investor presentation, financial models and operational information about the Debtors and their non-Debtor affiliates, information about the marketing process, and summary memorandums providing detail on the Assets.

In accordance with the Bid Procedures Order, prospective bidders were directed to submit bids no later than March 25, 2024. The prospective bidders’ were asked to make submissions addressing the following key considerations, among any others, to enable the Debtors to fully evaluate each bidder’s proposal: (a) the identity and description of the bidder; (b) the purchase price for the Assets; (c) descriptions of the material assumptions informing the proposed purchase price; (d) a description of due diligence information required to make a definitive proposal; (e) a transaction structure and proposed source of funds; (f) any conditions precedent required to be satisfied to consummate a transaction; (g) estimates of time required to execute and close a transaction; and (h) any other matters material to a proposal. The Debtors received seven bids for either substantially all or a subset of the Assets. Miller Buckfire, along with the Debtors and their other professionals, evaluated all bids that were received in consultation with the Consultation Parties (as defined in the Bid Procedures Order), and because no actionable proposal was received from any prospective stalking horse bidder, the determination was made to go forward with the auction as scheduled in the Bid Procedures Order.

b.	Sale of the Assets

In accordance with the Bid Procedure Order, on March 28, 2024, the Debtors held an in-person auction at the offices of Kirkland & Ellis LLP in New York City. A total of four (4) bidders appeared at the auction, along with representatives for the Debtors, the Committee, and the Prepetition Secured Parties and DIP Secured Parties. The auction process lasted approximately eleven (11) hours that day and involved substantial negotiations between the Debtors and prospective bidders, along with the Consultation Parties (as defined in the Bid Procedure Order), in an effort to improve each of the bids and minimize risks to the estates. After multiple rounds of bidding and revisions to proposals that benefitted the estate, at the conclusion of the auction and following consultation with the Consultation Parties, the Debtors determined that Tiger Aesthetics Medical, LLC (“Tiger”) was the successful bidder for substantially all of the Assets, except for the Assets relating to the Biocorneum business, as to which Nuance Intermediary, LLC (“Nuance”) was declared the successful bidder. There were no back-up buyers designated at the auction. On April 1, 2024, the Debtors filed a Notice of Successful Bidders [Docket No. 224]. On April 5, 2024, the Debtors filed their Notice of Filing of Revised Exhibits to Notice of Successful Bidders [Docket No. 242] and attached thereto the executed versions of the asset purchase agreements with the successful bidders.

The Debtors sought entry of the proposed Order Pursuant to Sections 105(a), 363, and 365 of The Bankruptcy Code and Rules 2002, 6004 And 6006 of The Federal Rules of Bankruptcy Procedure: (I) Approving the Terms of the Asset Purchase Agreement and Related Agreements by and Between the Debtors and Nuance Intermediary, LLC; (II) Authorizing Consummation of the Sale Transaction Contemplated Therein; (III) Authorizing the Assumption and Assignment of the Assigned General Contracts; and (IV) Granting Related Relief [Docket No. 281], as may be amended, modified, and supplemented from time to time (the “Nuance Sale Order”) for approval of the Nuance Sale Transaction. The Debtors also sought entry of the proposed Order Pursuant to Sections 105(a), 363, and 365 of The Bankruptcy Code and Rules 2002, 6004 And 6006 of The Federal Rules of Bankruptcy Procedure: (I) Approving the Terms of the Asset Purchase Agreement and Related Agreements by and Between the Debtors and Tiger Aesthetics Medical, LLC; (II) Authorizing Consummation of the Sale Transaction Contemplated Therein; (III) Authorizing the Assumption and Assignment of the Assigned General Contracts; and (IV) Granting Related Relief [Docket No. 281], as may be amended, modified, and supplemented from time to time (the “Tiger Sale Order”) for approval of the Tiger Sale Transaction. Together, the Nuance Sale Transaction and the Tiger Sale Transaction provide for a sale of substantially all of the Debtors’ assets for an aggregate purchase price of $50.5 million. In addition, Tiger assumed certain liabilities, including up to $7 million in cure costs for certain assumed liabilities, the costs associated with the Debtors’ warranties for breast implants incurred prior to the closing of the Tiger Sale Transaction, and assumption of certain liabilities in connection with assumed customer contracts. Nuance also assumed certain liabilities pursuant to the Nuance Sale Transaction. In total, the Sale Transactions resulted in an assumption of approximately $55.0 million in unsecured customer credits, and approximately $11.0 million in unsecured warranty obligations, and approximately $7.0 million in cure costs and other unsecured liabilities.

On April 10, 2024, the Bankruptcy Court approved the Sale Transactions following notice and a hearing. The Tiger Sale Order [Docket No. 294] and the Nuance Sale Order [Docket No. 295], approving the Sale Transactions and authorizing the Debtors to consummate such transactions, were entered on April 11, 2024. On April 18, 2024, the Debtors filed the Notice of Closing of Nuance Sale [Docket No. 323]. With respect to the Tiger Sale Transaction, the Transition Services Agreement [Docket No. 334] was entered into on April 24, 2024, contemporaneously with the closing of the Sale Transaction. On May 6, 2024, the Debtors filed the Notice of Closing of Tiger Sale [Docket No. 369].

3.	DIP Financing and Use of Cash Collateral

Pursuant to their first day DIP financing motion (the “DIP Motion”) [Docket No. 15], the Debtors sought authority to use cash collateral and obtain senior secured debtor-in-possession financing (the “DIP Facility”) pursuant to Bankruptcy Code section 364. As discussed herein, having commenced these cases to maximize their collective going concern value for the benefit of all stakeholders, the Debtors needed the proposed financing from the DIP Lenders and access to cash collateral, for which the Prepetition First Lien Secured Parties will receive adequate protection, in order to maintain their operations and facilitate the sale and restructuring process.

The DIP Facility is a multi-draw senior secured super-priority priming term loan debtor-in-possession credit facility in the aggregate principal amount of up to $90 million, of which $22.5 million is in new money, and includes the roll-up of $67.5 million of Prepetition First Lien Secured Obligations (as defined in DIP Orders). Subject and subordinate only to the Carve Out (as defined in the DIP Orders), pursuant to section 364(c)(1), (c)(2), (c)(3) and (d) of the Bankruptcy Code, all of the DIP Obligations shall be secured by the DIP Liens (as defined in the DIP Orders) on the DIP Collateral, and the DIP Lenders shall be granted superpriority administrative expense claims.

The Bankruptcy Court entered an interim order on February 14, 2024 [Docket No. 61] (the “Interim DIP Order”), granting the DIP Motion and approving the DIP Facility on an interim basis to the extent set forth therein. The Bankruptcy Court entered a final order approving the DIP Facility on a final basis on March 11, 2024 [Docket No. 168] (the “Final DIP Order”).

a.	The Committee Settlement and Committee Settlement Stipulation

The Interim DIP Order and the Final DIP Order provided for a challenge period (the “Challenge Period”) that was to expire seventy-five (75) calendar days after entry of the Interim DIP Order, i.e., April 29, 2024. On April 19, 2024, the Committee filed a motion to extend the Challenge Period through May 13, 2024 [Docket No. 312] (the “Challenge Period Extension Motion”) and a corresponding motion to shorten notice and schedule an expedited hearing on the Challenge Period Extension Motion [Docket No. 313] (the “Motion to Shorten”). On April 17, 2024, the Debtors filed a response opposing the Motion to Shorten [Docket No. 316], and the Prepetition First Lien Secured Parties filed a response and joinder to the Debtors’ response to the Motion to Shorten [Docket No. 317]. On April 19, 2024, the Bankruptcy Court entered an order granting the Motion to Shorten [Docket No. 328] and set a hearing on the Challenge Period Extension Motion for April 26, 2024. After good faith, arm’s length negotiations, the Debtors, the Committee, the Prepetition First Lien Secured Parties, and the DIP Lenders reached an agreement in principle on the terms of a comprehensive settlement, on the morning of April 26, 2024, the Debtors filed a notice of cancellation regarding the hearing on the Challenge Period Extension Motion [Docket No. 346] and the Committee filed a notice of withdrawal of the Challenge Period Extension Motion [Docket No. 349].

The agreement was memorialized in the Committee Settlement Stipulation, which outlines the terms of the Committee Settlement. On April 30, 2024, the Bankruptcy Court entered the order approving the Committee Settlement Stipulation [Docket No. 356], and the terms of the Committee Settlement have been incorporated into the Plan, including Article II, Article IV.A.2, Article IV.B.7, Article IV.D.8, and Article IV.L.3 herein.

The key terms of the Committee Settlement, all as more fully described in the Committee Settlement Stipulation, are as follows:

●	reservation of $525,000.00 for the General Unsecured Claims Cash Pool for distribution to Allowed Holders of General Unsecured Claims;

●	the waiver by each Holder of a DIP Facility Deficiency Claim and Holder of a Prepetition First Lien Deficiency Claim of the right to receive any distribution under the Plan, including from the General Unsecured Claims Cash Pool; provided, however, that each Holder of a DIP Facility Deficiency Claim and each Holder of a Prepetition First Lien Deficiency Claim shall be entitled to vote on the Plan;

●	the inclusion of the Committee and its Related Persons as Released Parties, Releasing Parties, and Exculpated Parties;

●	the establishment by the Debtors of a Professional Fee Escrow Account in amount sufficient to satisfy in full in Cash all Allowed Professional Fee Claims; and

●	certain other agreed changes to the Combined Plan and Disclosure Statement as set forth herein.

4.	Retention of Chapter 11 Professionals

The Debtors have filed applications and obtained authority to retain various professionals to assist the Debtors in carrying out their duties under the Bankruptcy Code during the Chapter 11 Cases. These professionals include: (i) Pachulski Stang Ziehl & Jones LLP as bankruptcy co-counsel [application, Docket No. 126; order, Docket No. 201]; (ii) Kirkland & Ellis LLP and Kirkland & Ellis International LLP, as bankruptcy co-counsel [application, Docket No. 134; order, Docket No. 207]; (iii) Berkeley Research Group, LLC as the Debtors’ financial advisor [application, Docket No. 127; order, Docket No. 202]; and (iv) Miller Buckfire as the Debtors’ investment bankers [application, Docket No. 128; order, Docket No. 203].

5.	Appointment of the Unsecured Creditors’ Committee

On or about February 23, 2024, the U.S. Trustee appointed the Committee in the Chapter 11 Cases [Docket No. 83]. The members of the Committee are (i) The Exhibit Company, Inc., (ii) Formulated Solutions, LLC, (iii) Mission Plasticos Foundation, (iv) Realtime Media, LLC, (v) Simatrix, Inc., (vi) Syneos Health, LLC, and (vii) Veranex, Inc. The Committee retained as lead bankruptcy counsel White & Case LLP [application, Docket No. 176; order, Docket No. 274] and Cole Schotz P.C., as Delaware counsel [application, Docket No. 177; order, Docket No. 256], and Province, LLC as financial advisor [application, Docket No. 178; order, Docket No. 257].

6.	Schedules and Statements of Financial Affairs

The Debtors filed their respective Schedules of Assets and Liabilities and Statements of Financial Affairs [Docket Nos. 194-197].

7.	Claims Bar Date

Upon the Debtors’ motion [Docket No. 171], the Bankruptcy Court entered the Bar Date Order that, among other relief, established the General Claims Bar Date (April 30, 2024), and the deadline for holders of Administrative Expense Claims that arose or are deemed to have arisen on or prior to April 19, 2024, to file said Administrative Expense Claims (April 30, 2024).

8.	Rejection of Non-Residential Real Property Leases

On February 13, 2024, the Debtors filed an omnibus motion for an order authorizing the rejection of certain non-residential real property leases, authorizing abandonment of personal property, and related relief [Docket No. 19]. As part of their restructuring efforts, the Debtors have examined their lease portfolio and determined that their enterprise would be best served by eliminating certain locations including their former headquarters. The Bankruptcy Court entered an order on March 11, 2024, granting the motion [Docket No. 157].

ARTICLE IV.
SUMMARY OF PLAN AND CONFIRMATION PROCEDURES

A.	ADMINISTRATIVE AND PRIORITY TAX CLAIMS

1.	Administrative Expense Claims

Except with respect to Professional Fee Claims and DIP Facility Claims, or as otherwise set forth herein, subject to the provisions of sections 327, 330(a), and 331 of the Bankruptcy Code, and except to the extent that a Holder of an Allowed Administrative Expense Claim and, as applicable, the Debtors or the Plan Administrator, agree to less favorable treatment or such Holder has been paid by any applicable Debtor prior to the Effective Date, the Debtors or the Plan Administrator shall, in consultation with the DIP Lenders and the Prepetition First Lien Secured Parties, pay each Holder of an Allowed Administrative Expense Claim the full unpaid amount of such Allowed Administrative Expense Claim, which payment shall be made (x) in the ordinary course of business, or (y) on the later of (i) the Effective Date and (ii) the date on which such Administrative Expense Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Expense Claim is due or as soon as reasonably practicable thereafter) with a Cash distribution; provided that any Allowed Administrative Expense Claim that has been expressly assumed by the Purchasers under the Sale Transaction Documentation shall not be an obligation of the Debtors as of or after the Effective Date.

Unless otherwise provided by Article IV.A.1 or by a Final Order of the Bankruptcy Court (including the Bar Date Order) on or prior to the Administrative Expense Bar Date, as applicable, unless previously Filed, requests for payment of Administrative Expense Claims (other than requests for payment of Professional Fee Claims) must be Filed and served on the Debtors by the Administrative Expense Bar Date. For the avoidance of doubt, solely to the extent Cure Costs are not paid on the Effective Date, the counterparty to such Executory Contract and Unexpired Lease must File its Administrative Expense Claim on or prior to the Administrative Expense Bar Date, and such Administrative Expense Claim shall be asserted only with respect to and in the amount of such unpaid Cure Costs. With respect to Professional Fee Claims, the deadline for all requests for payment of such claims shall be sixty (60) days after the Effective Date.

Holders of Administrative Expense Claims that are required to File and serve a request for payment of such Administrative Expense Claims that do not File and serve such a request by the Administrative Expense Bar Date, shall be forever barred, estopped, and enjoined from asserting such Administrative Expense against the Debtors, their Estates, the Purchaser, or the Plan Administrator, and such Administrative Expense Claims shall be deemed compromised, settled, and released as of the Effective Date. For the avoidance of doubt, Holders of DIP Facility Claims shall not be required to File or serve any request for payment of such DIP Facility Claims.

2.	Professional Fee Claims

All final requests for payment of Professional Fee Claims, excluding the Fee Examiner’s Professional Fee Claims, incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than sixty (60) days after the Effective Date. Notwithstanding anything to the contrary in the Plan, all final requests for compensation and reimbursement of reasonable and necessary expenses of the Fee Examiner shall be Filed by the Fee Examiner no later than thirty (30) days after entry of an Order awarding final compensation to the Debtors’ and the Committee’s Professionals or such further date as extended by the Court.

All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order and the Fee Examiner Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, including the Fee Examiner, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article IV.A.1 of the Plan.

As soon as possible after Confirmation and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Prepetition First Lien Secured Parties and DIP Lenders shall consent to the funding thereof in accordance with the terms of the Plan. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the Plan Administrator.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred before and as of the Confirmation Date, and shall deliver such estimate to the Debtors by the earlier of (a) five (5) Business Days after the Confirmation Date; and (b) two (2) Business Days prior to the Effective Date; provided that solely with respect to the Fee Examiner, the Debtors shall fund the Professional Fee Escrow Account with up to $100,000 for all reasonable fees and expenses incurred by the Fee Examiner in these Chapter 11 Cases pursuant to the Final DIP Order; provided further that such estimates for Professional Fee Claims shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. For the avoidance of doubt, the Professional Fee Escrow Amount shall include an amount sufficient to satisfy all Allowed Professional Fee Claims.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors will, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the (a) Debtors, (b) the Plan Administrator, and (c) the Committee up to, and no higher than $25,000. Any such fees and expenses of the Committee shall be limited to fees and expenses incurred in connection with filing, preparing, and seeking approval of the Committee’s advisors’ final fee applications and monitoring the general status of the Debtors’ progress toward (and advising the Committee in connection therewith) the occurrence of the Effective Date in accordance with the Plan. Upon the Confirmation Date, any requirement that Professionals and Ordinary Course Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Interim Compensation Order, or the Ordinary Course Professionals Order, in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and the Plan Administrator may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), or (5) of the Bankruptcy Code must File an application and serve such application on counsel for the Debtors, the Committee, the DIP Agent, the DIP Lenders, the Prepetition First Lien Term Loan Agent, and the Prepetition First Lien Lenders, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules, on or before the Voting Deadline.

3.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and, as applicable, the Debtors or the Plan Administrator, agree to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each Allowed Priority Tax Claim, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, each Holder of such Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Plan Administrator, as applicable, either (i) the full unpaid amount of such Allowed Priority Tax Claim in Cash on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Priority Tax Claim is due or as soon as reasonably practicable thereafter), or (ii) equal annual installment payments in Cash, of a total value equal to the Allowed amount of such Priority Tax Claim, over a period ending not later than five (5) years after the Petition Date; provided that any Allowed Priority Tax Claim that has been expressly assumed by the Purchaser under the Sale Transaction Documentation shall not be an obligation of the Debtors. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

4.	DIP Facility Claims

Unless otherwise agreed to by the DIP Lenders, all DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to the full amount due and owing under the DIP Credit Agreement, including, for the avoidance of doubt, (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon through and including the date of payment, and (iii) all accrued and unpaid fees, expenses and noncontingent indemnification obligations payable under the DIP Facility and the DIP Orders. On the Effective Date, in full and final satisfaction, settlement, and release of and in exchange for each Allowed DIP Facility Claim, each Holder of a DIP Facility Claim shall receive the following: (a) its Pro Rata share of Cash in an amount equal to the New Money Loans (as defined in the DIP Orders), including all interest accrued and unpaid thereon through and including the date of payment; (b) its Pro Rata share of the Tiger Secured Obligation; (c) its Pro Rata share of any Cash remaining at Consummation, if any, exclusive of the Wind-Down Amount, the General Unsecured Claims Cash Pool, and the Professional Fee Escrow Amount; and (d) its Pro Rata share of the Excess Cash, if any, pursuant to the Excess Cash Waterfall Recovery. For the avoidance of doubt, the Holders of any DIP Facility Deficiency Claim shall be deemed to waive, and agree to waive, the right to receive any distribution under the Plan, including the right to receive any Pro Rata share of the General Unsecured Claims Cash Pool. Notwithstanding the foregoing, Holders of DIP Facility Deficiency Claims shall be entitled to vote to accept or reject the Plan. Upon the closing of the Chapter 11 Cases, to the extent there is Excess Cash available, each Holder of a DIP Facility Claim shall receive its Pro Rata share of the Excess Cash, if any, in accordance with the Excess Cash Waterfall Recovery.

All Liens and security interests granted by the Debtors to secure the obligations under the DIP Facility shall be of no further force or effect. For the avoidance of doubt, the DIP Facility Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

B.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

1.	Summary

This Plan constitutes a separate chapter 11 plan for each Debtor. Except for the Claims addressed in Article IV.A (or as otherwise set forth herein), all Claims against and Interests in a particular Debtor are placed in Classes for each of the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Expense Claims, Priority Tax Claims, DIP Facility Claims, and Professional Fee Claims as described in Article IV.A.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept

2	Other Secured Claims	Unimpaired	Presumed to Accept

3	Prepetition First Lien Secured Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Impaired	Entitled to Vote

5	Intercompany Claims	Unimpaired/ Impaired	Presumed to Accept/ Deemed to Reject

6	Intercompany Interests	Unimpaired/ Impaired	Presumed to Accept/ Deemed to Reject

7	Interests in Project Sage Oldco	Impaired	Deemed to Reject

8	Section 510(b) Claims	Impaired	Deemed to Reject

2.	Treatment of Claims and Interests.

Except to the extent that the Debtors or the Plan Administrator, as applicable, and a Holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, and release of and in exchange for such Holder’s Allowed Claim or Interest. Unless otherwise indicated, each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the later of (i) the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course) or as soon as reasonably practicable thereafter, and (ii) the date or which such Holder’s Claim or Interest becomes Allowed.

3.	Separate Classification of Certain Claims

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing a different Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject the Plan and receiving Plan Distributions.

4.	Elimination of Vacant Classes

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

5.	Voting; Presumptions; Solicitation in Good Faith

Only Holders of Allowed Claims in Class 3 and Class 4 are entitled to vote to accept or reject the Plan. Holders of Claims in the Voting Class will receive Ballots containing detailed voting instructions.

The Debtors will solicit votes on the Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Accordingly, the Debtors and each of their Related Persons shall be entitled to, and upon the Confirmation Date will be granted, the protections of section 1125(e) of the Bankruptcy Code.

6.	Cramdown

If any Class of Claims or Interests is deemed to reject the Plan or is entitled to vote on the Plan and does not vote to accept the Plan, the Debtors intend to (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code. If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

7.	Classification and Treatment of Claims and Interests

(a)	Class 1 - Other Priority Claims

●	Classification: Class 1 consists of the Other Priority Claims.

●	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of and in exchange for each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash, or other treatment rendering such Claim Unimpaired, in each case on the Effective Date.

●	Impairment and Voting: Class 1 is Unimpaired under the Plan. Each Holder of a Class 1 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of a Class 1 Other Priority Claim is not entitled to vote to accept or reject the Plan.

(b)	Class 2 - Other Secured Claims

●	Classification: Class 2 consists of all Other Secured Claims.

●	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of and in exchange for each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the election of the Debtors, with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties, and in each case, on the Effective Date: (i) payment in full in Cash of such Allowed Other Secured Claim; (ii) the Collateral securing such Allowed Other Secured Claim; (iii) Reinstatement of such Allowed Other Secured Claim, notwithstanding any contractual provision or applicable non-bankruptcy Law that entitles the holder of such claim to demand or to receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of default; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired.

●	Impairment and Voting: Class 2 is an Unimpaired under the Plan. Each Holder of a Class 2 Other Secured Claim is conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan and will not be solicited.

(c)	Class 3 – Prepetition First Lien Secured Claims

●	Classification: Class 3 consists of the Prepetition First Lien Secured Claims.

●	Treatment: In full and final satisfaction, compromise, settlement, and release of its Claim (unless the applicable Holder agrees to a less favorable treatment), each Holder of an Allowed Prepetition First Lien Secured Claim shall receive on the Effective Date its Pro Rata share of an Allowed Prepetition First Lien Deficiency Claim. For the avoidance of doubt, the Holders of any such Prepetition First Lien Deficiency Claim shall be deemed to waive, and agree to waive, the right to receive any distribution under the Plan from the General Unsecured Claims Cash Pool. Notwithstanding the foregoing, Holders of Prepetition First Lien Secured Claims shall be entitled to vote to accept or reject the Plan.

Upon the closing of the Chapter 11 Cases, to the extent there is Excess Cash available, each Holder of an Allowed Prepetition First Lien Secured Claim shall receive its Pro Rata share of the Excess Cash, if any, in accordance with the Excess Cash Waterfall Recovery.

●	Impairment and Voting: Class 3 is an Impaired Class and the Holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

(d)	Class 4 – General Unsecured Claims

●	Classification: Class 4 consists of the General Unsecured Claims, which includes, for voting purposes only, the DIP Facility Deficiency Claims and the Prepetition First Lien Deficiency Claims.

●	Treatment: On or as soon as practicable after the Effective Date, each Holder of an Allowed General Unsecured Claim shall receive a Pro Rata share of the General Unsecured Claims Cash Pool.

For the avoidance of doubt, the Holders of any such Prepetition First Lien Deficiency Claim or DIP Facility Deficiency Claims shall be deemed to waive, and agree to waive, the right to receive any distribution under the Plan, including from the General Unsecured Claims Cash Pool.

For the avoidance of doubt, all General Unsecured Claims that are assumed by the Purchasers pursuant to the Sale Transaction Documentation shall be satisfied by the Purchasers in accordance with the Sale Orders; provided that any Allowed General Unsecured Claim that has been expressly assumed by the Purchasers under the Sale Transactions shall not be an obligation of the Debtors as of or after the Effective Date.

●	Impairment and Voting: Class 4 is an Impaired Class and the Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

(e)	Class 5 – Intercompany Claims

●	Classification: Class 5 consists of Intercompany Claims.

●	Treatment: In full and final satisfaction of all Allowed Intercompany Claims, on the Effective Date, such Claims shall be, at the option of the Debtors, with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties, either reinstated, adjusted, otherwise set off, settled, distributed, or contributed, or canceled, released, or discharged without any distribution on account of such Claims.

●	Impairment and Voting: Class 5 is either an Unimpaired Class, and the Holders of Class 5 Claims are presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or an Impaired Class and the Holders of Class 5 Claims are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Class 5 Claims will not be entitled to vote to accept or reject the Plan and will not be solicited.

(f)	Class 6 – Intercompany Interests

●	Classification: Class 6 consists of Intercompany Interests.

●	Treatment: In full and final satisfaction of all Allowed Intercompany Interests, on the Effective Date, such Interests shall be, at the option of the Debtors, with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties, either reinstated, adjusted, otherwise set off, settled, distributed, or contributed, or canceled, released, or discharged without any distribution on account of such Interests.

●	Impairment and Voting: Class 6 is either an Unimpaired Class, and the Holders of Class 6 Interests are presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or an Impaired Class and the Holders of Class 6 Interests are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Class 6 Interests will not be entitled to vote to accept or reject the Plan and will not be solicited.

(g)	Class 7 – Interests in Project Sage Oldco

●	Classification: Class 7 consists of the Interests in Project Sage Oldco.

●	Treatment: Holders of Interests in Project Sage Oldco shall receive no distributions under the Plan, and on the Effective Date, all Interests in the Debtors shall be deemed cancelled.

●	Impairment and Voting: Class 7 is an Impaired Class and the Holders of Class 7 Interests are conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Class 7 Interests will not be entitled to vote to accept or reject the Plan and will not be solicited.

(h)	Class 8 – Section 510(b) Claims.

●	Classification: Class 8 consists of all Section 510(b) Claims.

●	Treatment: Holders of Section 510(b) Claims shall receive no distributions under the Plan.

●	Voting: Class 8 is an Impaired Class and the Holders of Class 8 Claims are conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Class 8 Claims will not be entitled to vote to accept or reject the Plan and will not be solicited.

8.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan will affect, diminish, or impair the rights the Debtors or the Purchaser, as applicable, with respect to any Unimpaired Claims, the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to cure any arrears or defaults that may exist with respect to contracts to be assumed under the Plan.

9.	Subordinated Claims.

The allowance, classification, and treatment of all Claims under the Plan shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.	ACCEPTANCE OR REJECTION OF THE PLAN

1.	Presumed Acceptance of Plan

Classes 1 and 2 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

2.	Deemed Rejection of Plan

Classes 7 and 8 are Impaired and receive no distributions under the Plan. Therefore, Classes 7 and 8 are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.	Presumed Acceptance or Deemed Rejection of Plan

Classes 5 and 6 are either Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code or are Impaired and receive no distributions under the Plan, and therefore are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

4.	Voting Classes

Each Holder of an Allowed Claim as of the applicable Voting Record Date in the Voting Classes (Classes 3 and 4) will be entitled to vote to accept or reject the Plan.

5.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class (or, as applicable sub-class) of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims actually voting in such Class (or, as applicable, sub-class) voted to accept the Plan.

6.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code is satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims or Interests. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article IV.L.3 to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules. The Debtors shall seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class (or, as applicable, sub-class) or Interest that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan or any Exhibit thereto or the Plan Supplement to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

D.	MEANS FOR IMPLEMENTATION OF THE PLAN

1.	General Settlement of Claims

Except as otherwise expressly provided herein, pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan and the Sale Transaction Documentation, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion, proposed by the Debtors, to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Distributions made to Holders of Allowed Claims in any Class are intended to be final.

2.	Sources of Plan Consideration

Cash on hand, borrowings under the DIP Facility, the Distributable Assets, if any, the Wind-Down Amount, the Tiger Secured Obligation, the Debtors’ rights under the Sale Transaction Documentation, payments made directly by the Purchasers on account of any assumed liabilities under the Sale Transaction Documentation, payments of Cure Costs made by the Purchasers pursuant to sections 365 or 1123 of the Bankruptcy Code, the return of any utility deposits as set forth in orders of the Bankruptcy Court, and all Causes of Action not previously settled, released, or exculpated under the Plan, if any, shall be used to fund the distributions to Holders of Allowed Claims against the Debtors in accordance with the treatment of such Claims and subject to the terms provided herein. For the avoidance of doubt, pursuant to the terms of the applicable Sale Orders, unless otherwise agreed in writing by the Debtors, the DIP Lenders, the Prepetition First Lien Secured Parties, and the applicable Purchaser, distributions required by this Plan on account of Allowed Claims that are assumed liabilities by the Purchasers shall be the sole responsibility of the Purchasers to the extent such Claim is Allowed against the Debtors.

3.	Restructuring Transactions

Upon the entry of the Confirmation Order, the Debtors and the Plan Administrator, in consultation with the DIP Lenders and the Prepetition First Lien Secured Parties, without further order of the Bankruptcy Court, to take all actions as may be necessary or appropriate to effect any Restructuring Transactions and all other transactions described in, approved by, contemplated by, or necessary to effectuate or in connection with the Plan and Sale Transaction Documentation that are consistent with and pursuant to the terms and conditions of the Plan and the Sale Transaction Documentation, including: (a) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, sale, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (c) rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (d) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state Law.

The Confirmation Order shall and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including any Restructuring Transactions.

a.	The Purchasers Assumed Claims

The Sale Transaction Documentation provides that as part of the Sale Transactions, the Purchasers assumed certain obligations owed by the Debtors. Following such assumption by the Purchasers, the Purchasers shall satisfy such obligations pursuant to the terms of the applicable Sale Orders, and for the avoidance of doubt, any obligations that were assumed by the Purchasers shall cease to be Claims against the Debtors following such assumption.

b.	Payment of Cure Costs and Other Amounts

On the Effective Date, the Debtors shall pay all Cure Costs that are required to be paid (if any) pursuant to and in accordance with sections 365 or 1123 of the Bankruptcy Code with respect to any Executory Contracts or Unexpired Leases that are assumed by the Debtors pursuant to the Plan, if any. For the avoidance of doubt, the Debtors shall have no obligations to pay any Cure Costs for any Executory Contracts or Unexpired Leases that were assumed by the Purchasers pursuant to the applicable Sale Orders.

4.	Committee Settlement

The Plan incorporates and implements the Committee Settlement, which is a compromise and settlement of numerous issues and disputes among (a) the Debtors, (b) the Committee, (c) the Prepetition First Lien Secured Parties, and (d) the DIP Lenders. The Committee Settlement is designed to achieve a reasonable and effective resolution of the Chapter 11 Cases. Except as otherwise expressly set forth herein or in the Confirmation Order, the Committee Settlement constitutes a settlement of all potential issues and claims between among (a) the Debtors, (b) the Committee, (c) the Prepetition First Lien Secured Parties, and (d) the DIP Lenders.

The key terms of the Committee Settlement, all as more fully described in the Committee Settlement Stipulation, are as follows:

●	reservation of $525,000.00 for the General Unsecured Claims Cash Pool for distribution to Allowed Holders of General Unsecured Claims;

●	the waiver by each Holder of a DIP Facility Deficiency Claim and each Holder of a Prepetition First Lien Deficiency Claim of the right to receive any distribution under the Plan, including from the General Unsecured Claims Cash Pool; provided, however, that each Holder of a DIP Facility Deficiency Claim and each Holder of a Prepetition First Lien Deficiency Claim shall be entitled to vote on the Plan;

●	the inclusion of the Committee and its Related Persons as Released Parties, Releasing Parties, and Exculpated Parties;

●	the establishment by the Debtors of a Professional Fee Escrow Account in amount sufficient to satisfy in full in Cash of all Allowed Professional Fee Claims; and

●	certain other agreed changes to the Combined Plan and Disclosure Statement as set forth herein.

5.	Vesting of Assets

Except as otherwise provided in the Plan, the Sale Transaction Documentation, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date the Distributable Assets and the Wind-Down Amount shall vest in the Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, and other encumbrances. For the avoidance of doubt, other than any Causes of Action that were transferred to the applicable Purchasers in the Sale Transactions, all Retained Causes of Action shall vest in the Debtors on the Effective Date for prosecution, settlement, or other action as determined by the Plan Administrator.

On and after the Effective Date, except as otherwise provided in the Plan, the Plan Administrator may operate the Debtors’ businesses and use, acquire, or dispose of property and, as applicable, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

6.	Plan Administrator

The Plan Administrator shall act for the Debtors in the same fiduciary capacity as applicable to a board of managers and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same). On the Effective Date, the authority, power, and incumbency of the persons acting as managers and officers of the Debtors shall be deemed to have resigned, solely in their capacities as such, and a representative of the Plan Administrator shall be appointed as the sole manager and sole officer of the Debtors and shall succeed to the powers of the Debtors’ managers and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Debtors. For the avoidance of doubt, the foregoing shall not limit the authority of the Debtors or the Plan Administrator, as applicable, to continue the employment any former manager or officer. Notwithstanding anything herein, any employee, manager, or officer of the Debtors necessary to fulfill the obligations of the Debtors under the Transition Services Agreement shall remain employed by the Debtors pursuant to the terms of the Transition Services Agreement.

The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to make distributions thereunder and wind down the businesses and affairs of the Debtors, including: (i) ensuring the Debtors’ compliance with the terms of the Transition Services Agreement, including by complying with the terms of any budget attached to the Transition Services Agreement; (ii) liquidating, receiving, holding, investing, supervising, and protecting the assets of the Debtors remaining after consummation of the Sale Transactions; (iii) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan; (iv) making distributions as contemplated under the Plan; (v) establishing and maintaining bank accounts in the name of the Debtors; (vi) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (vii) paying all reasonable fees, expenses, debts, charges, and liabilities of the Debtors; (viii) administering and paying taxes of the Debtors, including filing tax returns; (ix) representing the interests of the Debtors before any taxing authority in all matters, including any action, suit, proceeding or audit; and (x) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan. The Plan Administrator shall consult with the Prepetition First Lien Secured Parties in connection with the implementation of the Wind-Down.

The Plan Administrator may resign at any time upon thirty (30) days’ written notice delivered to the Bankruptcy Court, provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator, which shall be selected by the existing Plan Administrator in consultation with the DIP Lenders and the Prepetition First Lien Secured Parties. Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor and all responsibilities of the predecessor Plan Administrator relating to the Debtors shall be terminated.

a.	Appointment of the Plan Administrator

The Plan Administrator shall be appointed by the Debtors with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties, and in consultation with the Committee in accordance with the Committee Settlement. The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out its responsibilities under this Plan, and as otherwise provided in the Confirmation Order.

b.	Retention of Professionals

The Plan Administrator shall have the right to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of his or her duties consistent with the amounts set forth in the Wind-Down Budget. The reasonable fees and expenses of such professionals shall be paid by the Debtors, upon the monthly submission of statements to the Plan Administrator. The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.

c.	Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be as described in the Plan Supplement.

7.	Wind-Down

On and after the Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates in accordance with the Wind-Down Budget. As soon as practicable after the Effective Date, the Plan Administrator shall: (i) cause the Debtors to comply with, and abide by, the terms of the Plan and any other documents contemplated thereby; (ii) take any actions necessary to wind down the Debtors’ Estates; and (iii) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. From and after the Effective Date, except as set forth herein, the Debtors (x) for all purposes shall be deemed to have withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, and (y) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date; provided that to the extent it is necessary for the Debtors to maintain the operations set forth in (x) and incur the obligations set forth in (y) pursuant to the Transition Services Agreement, then such actions described in (x) and (y) shall not be effective until the termination of the Transition Services Agreement.

The Filing of the final monthly operating report (for the month in which the Effective Date occurs) and all subsequent quarterly operating reports shall be the responsibility of the Plan Administrator.

8.	Wind-Down Amount and Excess Cash

On or prior to the Effective Date, the Debtors shall retain the Wind-Down Amount in accordance with the Wind-Down Budget. The Wind-Down Amount shall be used, in consultation with the DIP Lenders and Prepetition First Lien Secured Parties, by the Plan Administrator solely to satisfy the distributions set forth herein, the expenses of the Debtors and the Plan Administrator as set forth in the Plan; provided that all costs and expenses associated with the winding down of the Debtors and the storage of records and documents shall constitute expenses of the Debtors and shall be paid from the Wind-Down Amount in accordance with the Wind-Down Budget. In no event shall the Plan Administrator be required or permitted to use its personal funds or assets for such purposes.

Upon the closing of the Chapter 11 Cases, to the extent that there is Excess Cash available, the Plan Administrator shall distribute, in consultation with the DIP Lenders and Prepetition First Lien Secured Parties, the Excess Cash in accordance with the Excess Cash Waterfall Recovery.

9.	Plan Administrator Exculpation, Indemnification, Insurance, and Liability Limitation

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for actual fraud, willful misconduct, or gross negligence, in all respects by the Debtors. The Plan Administrator may obtain, at the expense of the Debtors, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the Debtors on the terms set forth in the Wind-Down Budget. The Plan Administrator may rely upon written information previously generated by the Debtors.

For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Plan Administrator, in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Debtors.

10.	Causes of Action Retained

Pursuant to the applicable Sale Transaction Documentation, the Debtors assigned and transferred to the Purchasers certain Transferred Causes of Action pursuant to the Sale Transaction Documentation in connection with the Sale Transactions and the terms of the applicable Sale Orders. For the avoidance of doubt, the Debtors or the Plan Administrator, as applicable, will retain the right to enforce the terms of the Sale Transaction Documentation. Any Retained Causes of Action (if any) shall remain with the Debtors and shall vest with the Plan Administrator as of the Effective Date.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any such Cause of Action against them as any indication that the Debtors will not pursue any and all available Causes of Actions against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Subject to the immediately preceding paragraph, any Entity to which the Debtors have incurred an obligation (whether on account of services, the purchase or sale of goods, or otherwise), or that has received services from the Debtors or a transfer of money or property of the Debtors, or that has received services from the Debtors or a transfer or money or property of the Debtors, or that has transacted business with the Debtors, or that has leased property from the Debtors, should assume and is hereby advised that any such obligation, transfer, or transaction may be reviewed by the Plan Administrator subsequent to the Effective Date and may be the subject of an action after the Effective Date, regardless of whether (i) such Entity has filed a Proof of Claim against the Debtors in the Chapter 11 Cases; (ii) the Debtors have objected to any such Entity’s Proof of Claim; (iii) any such Entity’s Claim was included in the Schedules; (iv) the Debtors have objected to any such Entity’s scheduled Claim; (v) any such Entity’s scheduled Claim has been identified by the Debtors as disputed, contingent, or unliquidated; or (vi) the Debtors have identified any potential claim or Cause of Action against such Entity herein or in the Disclosure Statement.

11.	Tax Returns

After the Effective Date, the Plan Administrator shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Debtors, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

12.	Cancellation of Notes, Instruments, Certificates, and Other Documents.

On the Effective Date, except as otherwise specifically provided for in the Plan or to the extent otherwise assumed by the Purchasers: (i) the obligations of any Debtor under any certificate, share, note, bond, indenture, purchase right, or other instrument or document, directly or indirectly evidencing or creating any indebtedness or obligation of giving rise to any Claim shall be cancelled and deemed surrendered as to the Debtors, and the Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indenture, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be fully released, settled, and compromised; provided, however, that notwithstanding anything to the contrary contained herein, any indenture or agreement that governs the rights of the DIP Agent and the Prepetition First Lien Term Loan Agent shall continue in effect to allow the DIP Agent or the Prepetition First Lien Term Loan Agent, as applicable, to (A) enforce its rights, Claims, and interests (and those of any predecessor or successor thereto) vis-à-vis any parties other than the Debtors, (B) receive distributions under the Plan and to distribute them to Holders of Allowed DIP Facility Claims and Prepetition First Lien Secured Claims, as applicable, in accordance with the terms of such agreements, (C) enforce its rights to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of DIP Facility Claims and Prepetition First Lien Term Secured Claims, as applicable, including any rights to priority of payment and/or to exercise charging liens, and (D) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the Prepetition First Lien Term Loan Agent, or Holders of DIP Facility Claims and Prepetition First Lien Secured Claims under the Plan, as applicable.

Notwithstanding the preceding paragraph, the Tiger Secured Obligation shall continue in effect and be assigned to the Holders of DIP Facility Claims. Any assignment of rights to the Tiger Secured Obligation shall be made only through a book entry system maintained by the Debtors (on their own behalf and as an agent of the buyer of the assets sold in the Sale Transactions). The foregoing sentence shall be construed so that the obligation to make any payments under the Tiger Secured Obligation shall be treated as an obligation that is maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended.

13.	Release of Liens, Claims and Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims, Interests, mortgages, deeds of trust, or other security interests against the property of the Estates will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule and without need for any notice to or any vote, consent, authorization, approval, ratification or other action by any Entity or any director, stockholder, securityholder, manager, member, or partner (or board thereof) of any Entity. Any Entity holding such Liens or interests will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Debtors.

14.	Disallowance of Late-Filed and Certain Other Claims

Except as otherwise agreed or ordered by the Bankruptcy Court, any and all Proofs of Claim filed after the Bar Date shall be treated as a Disputed Claim for purposes of Distribution without any further notice or action, and Holders of such Claims may not receive any Distributions on account of such Claims, unless on or before the Confirmation Date the Bankruptcy Court has entered an order deeming such Claim to be timely filed.

On the Effective Date, any Claim that is scheduled by the Debtors in the Schedules as contingent, unliquidated, and/or disputed or listed at zero and as to which no Proof of Claim has been timely filed (or deemed timely filed by Final Order entered by the Bankruptcy Court) shall be deemed a Disallowed Claim.

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or Entities that are transferees of transfers avoidable under Section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, provided that such Cause of Action is retained by the Debtors, shall be deemed disallowed pursuant to Section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action the Debtors hold or may hold against any Entity have been resolved or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Estates by that Entity have been turned over or paid to the Debtors.

15.	Corporate Action

On the Effective Date, by virtue of the solicitation of votes in favor of the Plan and entry of the Confirmation Order, all actions contemplated by the Plan (including any action to be undertaken by the Debtors or the Plan Administrator, as applicable), shall be deemed to have been authorized approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, the Debtors, the Plan Administrator, or any other Entity or Person. All matters provided for in the Plan involving the corporate structure of the Debtors shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Debtors or the Debtors’ Estates.

Upon the Effective Date or as soon as reasonably practicable thereafter, after making all distributions provided for under the Plan, the Debtors shall be deemed to have been dissolved and terminated, except as necessary to satisfy their obligations under the Plan. The directors, managers, and officers of the Debtors shall be authorized to execute, deliver, File, or record such contracts, instruments, and other agreements or documents and take such other actions as they may deem necessary or appropriate to implement the provisions of this Article IV.D.

The authorizations and approvals contemplated by this Article IV.D shall be effective notwithstanding any requirements under applicable nonbankruptcy law.

16.	Effectuating Documents; Further Transactions

The Debtors and the officers and members thereof are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, notice, or consents, except for those expressly required pursuant to the Plan.

17.	Exemption from Certain Taxes and Fees

To the maximum extent provided by section 1146(a) of the Bankruptcy Code, any transfer from any Entity pursuant to, in contemplation of, or in connection with the Plan, the Sale Transactions, or the Sale Transaction Documentation or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors; or (ii) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

18.	Dissolution of the Board of the Debtors

As of the Effective Date, the existing boards of directors or managers, as applicable, of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any Debtor shall be dismissed without any further action required on the part of any such Debtor, the equity holders of the Debtors, the officers, directors, or managers, as applicable, of the Debtors, or the members of any Debtor.

As of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to their affairs other than matters substantially related to the transactions described in Article IV.D.3.a of the Plan. Subject in all respects to the terms of this Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors, and shall: (i) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable Laws of the applicable state(s) of formation; and (ii) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

The filing by the Plan Administrator of any of the Debtors’ certificates of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of any of the Debtors or any of their affiliates.

19.	Closing the Chapter 11 Cases

For the avoidance of doubt, upon the occurrence of the Effective Date, the Debtors or Plan Administrator, as applicable, shall be permitted to file a motion for entry of an order closing all of the Chapter 11 Cases of the Debtors and all contested matters relating to each of the Debtors, including objections to Claims.

When all Disputed Claims have become Allowed or disallowed and all remaining Cash has been distributed in accordance with the Plan, the Debtors or Plan Administrator, as applicable, shall seek authority from the Bankruptcy Court to close any remaining Chapter 11 Cases of the Debtors in accordance with the Bankruptcy Code and the Bankruptcy Rules.

20.	Treatment of Vacant Classes

Any Claim or Interest in a Class that is considered vacant under Article IV.B.4 of the Plan shall receive no Plan Distribution.

E.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the date that is ninety (90) days after the earlier of (i) the Effective Date or (ii) the date on which the Debtors or the Plan Administrator, as applicable, file the Assumed Executory Contracts and Unexpired Leases List, each Executory Contract and Unexpired Lease, not previously assumed, assumed and assigned, or rejected shall be deemed automatically rejected, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is identified on the Assumed Executory Contracts and Unexpired Leases List; (2) is the subject of a motion to assume (or assume and assign) such Executory Contract or Unexpired Lease that is pending on the Confirmation Date; (3) is a contract, release, or other agreement or document entered into in connection with the Plan; (4) is a D&O Liability Insurance Policy; or (5) is an Executory Contract or Unexpired Lease assumed and assigned to the Purchasers pursuant to the Sale Orders.

Notwithstanding anything to the contrary in the Plan, the Debtors and the Plan Administrator, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases List with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties (i) to add or remove any Executory Contract or Unexpired Lease to or from the Assumed Executory Contracts and Unexpired Leases List at any time prior to the Confirmation Date, and (ii) to remove any Executory Contract or Unexpired Lease from the Assumed Executory Contracts and Unexpired Leases List at any time through and including ninety (90) days after the Effective Date, which removal shall constitute rejection of the applicable Executory Contract or Unexpired Lease; provided that, subject to Article IV.E hereof, at any time during such ninety (90)-day period after the Effective Date, the Debtors shall remain liable for any and all amounts incurred under any such Executory Contracts and Unexpired Leases on the Assumed Executory Contracts and Unexpired Leases List in the ordinary course of business; provided further, that, subject to Article IV.E hereof, on the first Business Day that follows such ninety (90)-day period, (i) to the extent any Executory Contracts and Unexpired Leases remain on the Assumed Executory Contracts and Unexpired Leases List, such Executory Contracts and Unexpired Leases shall be deemed Assumed Executory Contracts and Unexpired Leases and the Debtors shall pay any and all Cure Costs owing under such Assumed Executory Contracts and Unexpired Leases pursuant to section 365 of the Bankruptcy Code or (ii) to the extent the Debtors have filed an amended or otherwise modified Assumed Executory Contracts and Unexpired Leases List, removing any Executory Contract or Unexpired Lease, such Executory Contracts and Unexpired Leases shall be deemed rejected pursuant to section 365 of the Bankruptcy Code. The Debtors shall provide notice of any amendments to the Assumed Executory Contracts and Unexpired Leases List to the counterparties to the Executory Contracts or Unexpired Leases affected thereby.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

2.	Claims On Account of the Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Rejected Executory Contracts and Unexpired Leases List shall be served with a notice of rejection of their Executory Contracts and Unexpired Leases as soon as reasonably practicable. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Bankruptcy Court within the earliest to occur of (1) thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection or (2) thirty (30) days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Plan Administrator, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Plan Administrator, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article IV.B of the Plan.

3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Executory Contract or Unexpired Lease to be assumed by the Debtors as set forth in Article IV.E.1, as reflected on the Cure Notice shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of such Cure Costs in Cash on or about the Effective Date, subject to the limitation described below and set forth in Article IV.D.3.b herein, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (i) the Cure Costs, (ii) the ability of any assignee, as applicable, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

Assumption (or assumption and assignment) of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed (or assumed and assigned) Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. All liabilities reflected in the Schedules and any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors shall provide Cure Notices to the parties to the applicable Assumed Executory Contracts (if any) or Unexpired Leases (if any) as part of the Plan Supplement. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption, assumption and assignment, or related Cure Cost must be Filed by the Cure/Assumption Objection Deadline. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Notice will be deemed to have assented to such assumption or assumption and assignment, and Cure Cost. To the extent that the Debtors seek to assume and assign an Executory Contract or Unexpired Lease pursuant to the Plan, the Debtors will identify the assignee in the applicable Cure Notice and/or Schedule and provide “adequate assurance of future performance” for such assignee (within the meaning of section 365 of the Bankruptcy Code) under the applicable Executory Contract or Unexpired Lease to be assumed and assigned.

For the avoidance of doubt, any Executory Contract or Unexpired Lease assumed or assumed and assigned by the Debtors and approved by the Sale Orders shall be governed by the terms of the applicable Sale Order, which are Final Orders.

4.	Preservation of D&O Liability Insurance Policies

Notwithstanding anything to the contrary in the Plan, as of the Effective Date, all rights of the Debtors and their Estates in the D&O Liability Insurance Policies are fully and expressly preserved under the Plan. Confirmation and effectiveness of the Plan will not discharge, impair, or otherwise modify any rights of the Debtors, their Estates, or any other beneficiary under the D&O Liability Insurance Policies. For the avoidance of doubt, the Debtors and their Estates reserve all of their rights, claims, offsets, setoffs, defenses, counterclaims and all other interests relating to any and all D&O Liability Insurance Policies. Nothing shall alter, modify, amend, affect, or impair the terms and conditions of (or the coverage provided by) any of the D&O Liability Insurance Policies, including the coverage for defense and indemnity under any of the D&O Liability Insurance Policies that shall remain available to all individuals within the definition of “Insured” in any of the D&O Liability Insurance Policies. All individuals within the definition of “Insured” in any of the D&O Liability Insurance Policies shall comply in all material respects with all obligations under the D&O Liability Insurance Policies in connection with the defense or settlement of claims.

5.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith, absent a Final Order of the Bankruptcy Court to the contrary.

6.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumed Executory Contracts and Unexpired Leases List, nor anything contained in the Plan, shall constitute an admission by the Debtors or any other Entity, as applicable, that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that either any Debtor or any other Entity, as applicable, has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Plan Administrator, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided in the Plan.

7.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

F.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

1.	Settlement, Compromise, and Release of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies belonging to the Debtors that are being settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies belonging to the Debtors, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, and their Estates, and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed non-severable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Plan Administrator may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

2.	Satisfaction of Claims and Termination of Interests

Except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Plan Administrator), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan.

3.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

4.	Release of Liens

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, and compromised, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Debtors and their successors and assigns without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, the Prepetition First Lien Term Loan Agent and the DIP Agent shall be authorized to execute and deliver all documents reasonably requested by the Debtors or the Plan Administrator to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

5.	Release by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released by the Debtors, their Estates, and the Plan Administrator (the “Debtor Release”) from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, or their Estates, or the Plan Administrator would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the DIP Loan Documentation, the Disclosure Statement, the Plan, the Sale Transaction Documentation, the Sale Transactions, any Restructuring Transaction, or any other transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Chapter 11 Cases, the DIP Loan Documentation, the Sale Transaction Documentation, the Sale Transactions, the Restructuring Transactions, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud or gross negligence. Notwithstanding the inclusion of any Released Parties as a potential party to any Transferred Causes of Action or Retained Causes of Action, such parties shall remain Released Parties.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the Debtor Release does not (i) release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Sale Orders, the Sale Transaction Documentation, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan, (iii) release any Claims or Causes of Action against any non-Released Party, (iv) release any offset, defense, counterclaim, reduction, or credit that each Debtor may have with regard to any Claim asserted against it by a Released Party, (v) release any causes of action preserved by the Plan or the Plan Supplement, and/or (vi) affect the rights of the Debtors to enforce the Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with the Plan or assumed pursuant to the Plan or assumed pursuant to Final Order of the Bankruptcy Court.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases herein, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the claims released by the releases herein; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (vi) a bar to any of the Debtors asserting any claim released by the releases herein against any of the Released Parties. The Confirmation Order will permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released pursuant to this Debtor Release.

6.	Releases by Holders of Claims and Interests

As of the Effective Date, except as otherwise provided herein, each Releasing Party is deemed to have released each Debtor and Released Party (the “Third Party Release”) from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the DIP Loan Documentation, the Disclosure Statement, the Plan, the Sale Transaction Documentation, the Sale Transactions, any Restructuring Transaction, or any transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, or the Plan, the Chapter 11 Cases, the DIP Loan Documentation, the Disclosure Statement, the Plan, the Sale Transaction Documentation, the Sale Transactions, any Restructuring Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud or gross negligence.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (i) release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Sale Orders, the Sale Transaction Documentation, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan, (iii) release any Claims or Causes of Action against any non-Released Party, and/or (iv) affect the rights of the Debtors to enforce the Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with the Plan or assumed pursuant to the Plan or assumed pursuant to Final Order of the Bankruptcy Court.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases of Holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the release herein is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the claims released by the Releasing Parties; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after notice and opportunity for hearing; and (vi) a bar to any of the Releasing Parties asserting any Claim released by the release herein against any of the Released Parties.

7.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is exculpated from any Cause of Action for any claim related to any act or omission taking place between the Petition Date and the Effective Date of the Plan in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the DIP Loan Documentation, the Disclosure Statement, the Plan, the Sale Transaction Documentation, the Sale Transactions, any Restructuring Transaction, or any other transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the DIP Loan Documentation, the Disclosure Statement or the Plan, the Sale Transaction Documentation, the Sale Transactions, any Restructuring Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

8.	Injunction

Except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan or are subject to Exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Released Parties, or the Exculpated Parties (to the extent of the Exculpation provided pursuant to the Plan with respect to the Exculpated Parties): (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right or recoupment in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or the Confirmation Order, the automatic stay pursuant to section 362 of the Bankruptcy Code shall remain in full force and effect with respect to the Debtors until the Effective Date. All injunctions or stays contained in the Plan, the Plan Supplement, or the Confirmation Order shall remain in full force and effect in accordance with their terms.

9.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Debtors or another Entity with whom the Debtors have been associated, solely because the Debtors have been debtors under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases), or have not paid a debt that is dischargeable in the Chapter 11 Cases.

10.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

11.	Subordination Rights

Any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

12.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (i) such Claim has been adjudicated as non-contingent; or (ii) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

G.	PROVISIONS GOVERNING DISTRIBUTIONS

1.	Dates of Distributions

Except as otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein from the Debtors or the Distribution Agent on behalf of the Debtors, as applicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, in which case such payment shall be deemed to have occurred when due. If and to the extent there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions provided in the Plan set forth in Article IV.H. Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim plus any interest accruing on such Claim that is actually payable in accordance with the Plan.

Upon the Effective Date, all debts and obligations of the Debtors shall be deemed fixed and adjusted pursuant to the Plan and the Debtors shall have no liability on account of any Claims or Interests except as set forth in the Plan and in the Confirmation Order. All payments and all distributions made by the Plan Administrator or the Distribution Agent under the Plan shall be in full and final satisfaction, settlement and release of all Claims against the Debtors.

2.	Distribution Agent

Except as provided in the Plan, all distributions under the Plan shall be made on the Effective Date or as soon as reasonably practicable thereafter by the Debtors, the Plan Administrator, or the Distribution Agent, as applicable, the timing of which shall be subject to the reasonable discretion of the Debtors, the Plan Administrator, or the Distribution Agent. The Debtors, Plan Administrator, or the Distribution Agent shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court.

The Plan Administrator and the Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals, transfer agents and registrars to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Plan Administrator and the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Plan Administrator and the Distribution Agent to be necessary and proper to implement the provisions hereof.

On or after the Effective Date, the Distribution Agent and its designees or representatives shall have the right to object to, Allow, or otherwise resolve any General Unsecured Claim, Priority Tax Claim, Other Priority Claim, or Other Secured Claim, subject to the terms hereof.

3.	Fees of Distribution Agent and Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the reasonable and documented fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Distribution Agent in connection with such person’s duties shall be paid without any further notice to or action, order, or approval of the Bankruptcy Court in Cash from the Wind-Down Amount in accordance with the Wind-Down Budget.

4.	Record Date for Distribution

Except as provided herein, on the Distribution Record Date, the Claims Register shall be closed and the Debtors, the Plan Administrator, and the Distribution Agent, or any other party responsible for making distributions, shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

5.	Delivery of Distributions on DIP Facility Claims

Notwithstanding any provision of the Plan to the contrary, all distributions on account of Allowed DIP Facility Claims shall be governed by the documents governing the DIP Facility and such distribution shall be deemed completed when made to the DIP Agent, which shall be deemed the Holder of their respective portion of the Allowed DIP Facility Claims for purposes of distributions to be made hereunder. The DIP Agent shall hold or direct such distributions for the benefit of their respective Holders of Allowed DIP Facility Claims. As soon as practicable following compliance with the requirements set forth in this Article IV.G, the DIP Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of their respective Holders of DIP Facility Claims.

6.	Delivery of Distribution on Prepetition First Lien Secured Claims

Notwithstanding any provision of the Plan to the contrary, all distributions on account of Allowed Prepetition First Lien Secured Claims shall be governed by the Prepetition First Lien Facility Agreement and shall be deemed completed when made to the Prepetition First Lien Term Loan Agent, which shall be deemed the Holder of their respective portion of the Allowed Prepetition First Lien Secured Claims for purposes of distributions to be made hereunder. The Prepetition First Lien Term Loan Agent shall hold or direct such distributions for the benefit of their respective Holders of Allowed Prepetition First Lien Secured Claims. As soon as practicable following compliance with the requirements set forth in this Article IV.G, the Prepetition First Lien Term Loan Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of their respective Holders of Prepetition First Lien Secured Claims.

7.	Manner of Payment Pursuant to the Plan

Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Distribution Agent, by check, Automated Clearing House, credit card, or wire transfer, or as otherwise provided in the applicable agreements, at the sole and exclusive discretion of the Distribution Agent. Distributions of Cash payments made to foreign creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.	De Minimis Distributions; Rounding of Payments

Whenever payment or distribution of a fraction of a dollar of value in the form of Cash would otherwise be called for, the actual payment or distribution shall reflect a rounding down of such fraction to the nearest whole dollar or zero if the amount is less than one-half of one dollar and a rounding up of such fraction to the nearest whole dollar if the amount is one-half or more of one dollar. Notwithstanding anything herein to the contrary, the Plan Administrator shall not be required to make a Distribution if the amount to be distributed is or has an economic value of less than one hundred dollars ($100). Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent Distributions.

9.	Distributions on Account of Claims Allowed After the Effective Date

Except as otherwise agreed by the Holder of a particular Claim or as provided in the Plan, all distributions shall be made pursuant to the terms of the Plan and the Confirmation Order. Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, as determined for U.S. federal income tax purposes and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising accrued but unpaid interest, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim).

10.	Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims or Disputed Interests that are not Allowed Interests, as applicable, as of the Effective Date but which later become Allowed Claims, or Allowed Interests, as applicable, shall, in the reasonable discretion of the Distribution Agent, be deemed to have been made on the Effective Date unless the Distribution Agent and the Holder of such Claim agree otherwise.

11.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by, as applicable, the Debtors or the Distribution Agent, as applicable, on the one hand, and the Holder of a Disputed Claim or Disputed Interest, as applicable, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Disputed Interest, other than with respect to Professional Fee Claims, until all Disputed Claims held by the Holder of such Disputed Claim or Disputed Interest have become Allowed Claims or Allowed Interests or have otherwise been resolved by settlement or Final Order.

12.	Distributions

On and after the Effective Date, the Debtors shall make the distributions required to be made on account of Allowed Claims or Allowed Interests under the Plan. Any distribution that is not made on the Initial Distribution Date or on any other date specified in the Plan because the Claim or Interest that would have been entitled to receive that distribution is not an Allowed Claim or Allowed Interest on such date, shall be held by the Debtors or the Distribution Agent in reserve in accordance with the Plan, as applicable, and distributed on the next Subsequent Distribution Date that occurs after such Claim or Interest is Allowed. Subject to Article IV.G.16, no interest shall accrue or be paid on the unpaid amount of any distribution paid pursuant to the Plan.

13.	Address for Delivery of Distributions

Distributions to Holders of Allowed Claims, to the extent provided for under the Plan, shall be made (1) at the address set forth on any Proofs of Claim Filed by such Holders (to the extent such proofs of claim are Filed in the Chapter 11 Cases), (2) at the addresses set forth in any written notices of address change delivered to the Debtors or the Plan Administrator, or (3) at the addresses in the Debtors’ or the Plan Administrator’s books and records.

14.	Undeliverable Distributions and Unclaimed Property

If the distribution to the Holder of any Allowed Claim is returned to the Debtors, the Plan Administrator or the Distribution Agent as undeliverable, no further distribution shall be made to such Holder, and the Plan Administrator and Distribution Agent shall have no obligation to make any further distribution to the Holder, unless and until the Plan Administrator or Distribution Agent is notified in writing of such Holder’s then current address; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the date of the initial attempted distribution. The Debtors, the Plan Administrator, and the Distribution Agent shall have no independent obligation to check or identify a current mailing address for any Holder of an Allowed Claim.

Any Entity that fails to claim any Cash or Securities within one hundred and eighty (180) days from the date upon which a distribution is first made to such Entity shall forfeit all rights to any distribution under the Plan and shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code. Entities that fail to claim Cash or Securities under the Plan shall forfeit their rights thereto and shall have no claim whatsoever against the Debtors or against any Holder of an Allowed Claim to whom distributions are made by the Debtors, Plan Administrator or Distribution Agent. All unclaimed property or interests in property shall revert (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws to the contrary) to the Debtors or the Distribution Agent as applicable, automatically and without need for a further order by the Bankruptcy Court and the Claim or Interest of any holder to such property or interest in property shall be released, settled, compromised, and forever barred.

15.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. The Debtors and Plan Administrator shall be entitled to deduct any U.S. or non-U.S. federal, state or local withholding taxes from any payments made with respect to Allowed Claims, as appropriate. A Holder of an Allowed Claim entitled to receive a distribution pursuant to the Plan shall not receive any distribution under the Plan unless such Holder has provided to the Plan Administrator such Holder’s taxpayer identification number and such other information and certification as may be deemed necessary for the Debtors to comply with applicable tax reporting and withholding laws (including an IRS Form W-9 or (if the holder is a non-U.S. Person) an appropriate IRS Form W-8 (unless such Person is exempt from information reporting requirements under the Tax Code)) and so notifies the Plan Administrator. If such Holder does not provide such taxpayer identification number and such other information within the time and in the manner reasonably required by the Plan Administrator, such Holder will forfeit its interest in any Distribution and shall not receive any Distribution under the Plan. Any amounts withheld pursuant hereto shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. In connection with any distribution under the Plan, the Debtors and Plan Administrator may take whatever actions are necessary to comply with applicable U.S. federal, state, local and non-U.S. tax withholding obligations.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

16.	Allocation of Plan Distributions Between Principal and Interest

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed therein.

17.	Setoffs and Recoupment

Except as otherwise expressly provided herein, the Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claim it may have against the Holder of such Claim. Notwithstanding anything to the contrary in the Plan, nothing in the Plan or the Plan Supplement shall discharge, release, impair, or otherwise preclude any valid right of setoff or recoupment of the Debtors’ customers under applicable Law or an applicable contract that is assigned to the Purchasers, which valid right of setoff or recoupment shall continue against the Purchasers following the Effective Date.

18.	Claims Paid by Third Parties

The Debtors shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

19.	Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such security or note to the extent required by the Plan, deliver to the Plan Administrator or the Distribution Agent: (x) evidence reasonably satisfactory to the Plan Administrator or the Distribution Agent of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by the Plan Administrator or the Distribution Agent to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim or Allowed Interest. Upon compliance with the foregoing as determined by the Debtors by a Holder of a Claim or Interest evidenced by a security or note, such Holder will, for all purposes under the Plan, be deemed to have surrendered such security or note to the Debtors, the Plan Administrator, and the Distribution Agent.

20.	Claims Payable by Insurance / Third Parties

No distributions under the Plan shall be made on account of a Claim that is payable pursuant to one of the Debtors’ insurance policies, including the D&O Liability Insurance Policies, other non-Debtor payment agreements, or collateral held by a third party, until the Holder of such Claim has exhausted all remedies with respect to such insurance policy, other non-Debtor payment agreement, or collateral, as applicable. To the extent that one or more of the Debtors’ insurers or non-Debtor-payors pays or satisfies in full or in part a Claim (if and to the extent finally adjudicated by a court of competent jurisdiction or otherwise settled), or such collateral or proceeds from such collateral is used to satisfy such Claim, then immediately upon such payment, the applicable portion of such Claim shall be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

21.	Applicability of Insurance Policies

Notwithstanding anything to the contrary in this Plan or Confirmation Order, Confirmation and Consummation of the Plan shall not limit or affect the rights of any third-party beneficiary or other covered party of any of the Debtor’s insurance policies with respect to such policies (including the D&O Liability Insurance Policies), nor shall anything contained herein (a) constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers under any insurance policy, applicable law, equity, or otherwise, or (b) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any insurer.

22.	Indefeasible Distributions

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback.

H.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

1.	Disputed Claims

The Plan Administrator may, in his, her or its discretion, file with the Bankruptcy Court an objection to the allowance of any Disputed Claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order, provided, however, that the Plan Administrator may compromise, settle, withdraw or resolve any objections to Claims without further order of the Bankruptcy Court. Unless otherwise provided in the Confirmation Order, the Plan Administrator is authorized to settle, or withdraw any objections to, any Disputed Claim following the Effective Date without further notice to creditors or authorization of the Bankruptcy Court, in which event such Claim shall be deemed to be an Allowed Claim in the amount compromised for purposes of the Plan. Any settlement of a Claim in an amount of more than $1,000 shall be subject to approval by the DIP Lenders and the Prepetition First Lien Secured Parties. Under no circumstances will any distributions be made on account of Disallowed Claims.

2.	Procedures Regarding Disputed Claims

No payment or other distribution or treatment shall be made on account of a Disputed Claim, even if a portion of the Claim is not disputed, unless and until such Disputed Claim becomes an Allowed Claim and the amount of such Allowed Claim is determined by a Final Order or by stipulation between the Debtors and the Holder of the Claim. No distribution or other payment or treatment shall be made on account of a Disallowed Claim at any time.

3.	Allowance and Estimation of Claims

Following the date on which a Disputed Claim becomes an Allowed Claim after the Distribution Date, the Plan Administrator or the Debtors (as applicable) shall pay directly to the Holder of such Allowed Claim the amount provided for under the Plan, as applicable, and in accordance therewith. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution, if any, to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution, if any, that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy Law or as otherwise provided in Article IV.B of the Plan.

Allowance of Claims: On and after the Effective Date, the Debtors shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim or Interest immediately before the Effective Date, subject to the provisions of the Sale Order(s). Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Allowed Interest unless and until such Claim or Interest is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim or Interest.

Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

Prosecution of Objections to Claims: From and after the Effective Date, the Plan Administrator will have the authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise. From and after the Effective Date, the Plan Administrator may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Plan Administrator will have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

Estimation: As of the Effective Date, the Debtors or the Plan Administrator, as applicable, may (but are not required to), at any time, in consultation with the DIP Lenders and the Prepetition First Lien Secured Parties, and the Committee request that the Bankruptcy Court estimate any Claim or Interest pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012, for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions) and may be used as evidence in any supplemental proceedings, and the Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim or Interest is estimated. Each of the foregoing Claims or Interests and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims or Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

Adjustment to Claims or Interests Without Objection: Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors, without an objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. The Debtors shall provide any Holder of such a Claim or Interest with fourteen (14) days’ notice prior to the Claim or Interest being adjusted or expunged from the Claims Register as the result as the result of a Claim or Interest being paid, satisfied, amended or superseded.

Disallowance of Claims: Other than with respect to Claims Allowed under the Plan, no Claim of any Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed Allowed, unless and until such entity or transferee has paid the amount, or turned over any such property, for which such entity or transferee is liable under sections 522(i), 542, 543, 550, or 553 of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall automatically be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Amendments to Claims: On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim or Interest may not be Filed or amended without the prior authorization of the Debtors or the Plan Administrator, as applicable, and any such new or amended Claim or Interest Filed shall automatically be deemed disallowed in full and expunged without any further action; provided that a Claim may be Filed after the Effective Date if the Bankruptcy Court enters an order permitting such late filing.

Single Satisfaction of Claims: Holders of Allowed Claims may assert such Claims against the Debtor(s) obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the applicable Debtor(s) based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

I.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

1.	Conditions Precedent

Confirmation of the Plan is conditioned upon the satisfaction of each of the following conditions precedent, any one or more of which may be waived by the Debtors: (i) the Bankruptcy Court shall have approved this Combined Plan and Disclosure Statement in form and substance acceptable to the Debtors; and (ii) the Sale Transactions shall not have been terminated in accordance with their terms.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions below:

a.	The Plan and Plan Supplement and all schedules, documents, supplements and exhibits to the Plan will have been Filed by the Debtors and reasonably acceptable to the Prepetition First Lien Secured Parties to the extent required under the DIP Orders.

b.	The Confirmation Order, in form and substance acceptable to the Debtors and reasonably acceptable to the Prepetition First Lien Secured Parties to the extent required under the DIP Orders, shall have been entered and shall be in full force and effect, and shall not have been reversed, stayed, modified or vacated on appeal.

c.	With respect to all actions, other documents and agreements necessary to implement the Plan: (1) all conditions precedent to such documents and agreements (other than any conditions precedent related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements; (2) such documents and agreements shall have been tendered for delivery to the required parties and have been approved by any required parties and, to the extent required, filed with and approved by the applicable authorities in the relevant jurisdiction; and (3) such documents and agreements shall have been effected or executed.

d.	the Bankruptcy Court shall have entered the Sale Orders;

e.	the occurrence of the Closing (as such term is defined and described in the Sale Transaction Documentation);

f.	all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained;

g.	the payment of all reasonable and documented fees and expenses of the DIP Lenders, DIP Agent and the Prepetition First Lien Secured Parties to the extent invoiced;

h.	the Professional Fee Escrow Account has been funded in Cash in an amount equal to the Professional Fee Escrow Amount in accordance with the Plan; and

i.	the Wind-Down Amount has been funded in accordance with the Plan.

2.	Waiver of Conditions

The conditions to Confirmation and Consummation of the Plan set forth in this Article may be waived by the Debtors and, as applicable pursuant to the DIP Orders, the DIP Lenders and the Prepetition First Lien Secured Parties, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

3.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

4.	Effect of Non-Occurrence of Conditions

If the Confirmation or Consummation of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (c) constitute an Allowance of any Claim or Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders, or any other Entity in any respect.

J.	BINDING NATURE OF PLAN

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS AND SUCH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

K.	Retention of jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors, and the Plan as legally permissible, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured, unsecured, or subordinated status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of any Claim or Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date; provided, however, that, from and after the Effective Date, the Plan Administrator shall pay professionals in the ordinary course of business for any work expressly authorized by the Plan Administrator after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which the Debtors are party or with respect to which the Debtors may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Plan Administrator after the Effective Date, provided that the Debtors and Plan Administrator shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

8. resolve any Case, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

11. enforce the terms and condition of the Plan and the Confirmation Order;

12. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, and other provisions contained in Article IV.F and G hereof and enter such orders or take such other actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

13. approve any settlements or compromises entered into by the Plan Administrator pursuant to the Plan;

14. enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15. resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement;

16. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

18. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine matters concerning section 1145 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, scope or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

22. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

23. enforce all orders previously entered by the Bankruptcy Court;

24. hear any other matter not inconsistent with the Bankruptcy Code;

25. enter an order or orders concluding or closing the Chapter 11 Cases; and

26. hear and determine matters concerning the Fee Examiner’s duties as prescribed in the Fee Examiner Order, as well as hear and determine matters concerning the Fee Examiner’s fee applications as further described in Article IV.A.2 hereof.

L.	Miscellaneous provisions

1.	Dissolution of the Committee

On the Effective Date, the Committee and any other statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases; provided, however, that from the Confirmation Date, through the Effective Date, the Committee’s role shall be limited to filing, preparing, and seeking approval of the Committee’s advisors’ final fee applications and monitoring the general status of the Debtors’ progress toward (and advising the Committee in connection therewith) the occurrence of the Effective Date in accordance with the Plan and the Committee Settlement. After the Effective Date, the Committee shall continue in existence for the sole purpose of filing and prosecuting applications for the payment of fees and the reimbursement of expenses incurred by the Committee or its Professionals.

Upon the dissolution of the Committee, the members of the Committee and their respective professionals will cease to have any duty, obligation or role arising from or related to the Debtors’ Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Debtors’ Chapter 11 Cases. The Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committee (including the Committee) after the Effective Date, except for those fees and expenses incurred by such committee’s professionals in connection with the matters identified above, in accordance with Article IV.A.2 of the Plan.

2.	Payment of Statutory Fees

All fees pursuant to section 1930 of Title 28 of the U.S. Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the U.S. Code to the extent applicable (“U.S. Trustee Fees”) due and payable before the Effective Date shall be paid by the Debtors on the Effective Date. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, each of the Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors shall remain obligated to pay U.S. Trustee Fees to the Office of the U.S. Trustee when due and payable until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. The U.S. Trustee shall not be required to file any Administrative Claim in the case and shall not be treated as providing any release under the Plan. For the avoidance of doubt, in the Plan Administrator’s discretion, the Plan Administrator may request the Bankruptcy Court at any particular time to close one specific Chapter 11 Case, more than one at a time, or all of the Chapter 11 Cases other than one Debtor’s Chapter 11 Case, in compliance with Local Rule 3022-1.

3.	Modification of the Plan

Effective as of the date hereof and subject to any consent requirements under the DIP Orders: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors may, after notice and hearing and entry of an order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019 or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Interest of such Holder.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof and before the Confirmation Date are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Notwithstanding anything to the contrary in the Plan, the Committee’s consent (which shall not be unreasonably withheld or conditioned) shall be required to amend or modify the Plan if such amendment or modification is in a manner adverse to the Committee or its members: (a) without limiting the Committee’s rights upon the occurrence of a Challenge Period Trigger Event (as defined in the Committee Settlement Stipulation), the treatment provided to Holders of General Unsecured Claims contemplated in Article IV.B.7.d hereof; (b) solely with respect to the Committee and its members (in their capacities as such) and their respective Related Persons, the definitions of Released Party, Releasing Party, or Exculpated Party in the Amended Combined Plan and Disclosure Statement; (c) solely with respect to the Committee, Article IV.A.2 with respect to the Professional Fee Claims (including, for the avoidance of doubt, the funding of the Professional Fee Escrow Account); or (d) any conditions precedent to the occurrence of the Effective Date with respect to the funding of the Professional Fee Escrow Account, including Article IV.I.1. For the avoidance of doubt, with respect to any modifications or amendments not addressed in the foregoing, the Debtors, the Prepetition First Lien Secured Parties, and the DIP Lenders shall consult with the Committee’s advisors with respect to any amendment or modification that is materially adverse to the Committee or Holders of General Unsecured Claims.

4.	Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if confirmation or Consummation of the Plan does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

5.	Entire Agreement

Except as otherwise addressed in any prior order of the Bankruptcy Court in the Chapter 11 Cases or described herein, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

6.	Successors and Assigns

The Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

7.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Plan is Consummated. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Interests or other Entity; or (2) any Holder of a Claim or an Interest or other Entity prior to the Effective Date.

Neither the exclusion or inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors have any liability thereunder. Except as explicitly provided in the Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Estates under any executory or non-executory contract or unexpired or expired lease. Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors under any executory or non-executory contract or unexpired or expired lease.

8.	Further Assurances

The Debtors and all Holders of Claims receiving distributions hereunder shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

9.	Nonseverability

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (1) valid and enforceable pursuant to its terms, (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (3) nonseverable and mutually dependent.

10.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by email transmission, when received, addressed as follows:

Debtors	Counsel to the Debtors
Project Sage Oldco, Inc. 3333 Michelson Drive, Suite 650 Irvine, California 92612 Attention: Ron Menezes Oliver Bennett (ron.menezes@sientra.com) (oliver.bennett@sientra.com)

Kirkland & Ellis LLP
601 Lexington Avenue

New York, New York 10022

Attention:    Joshua A. Sussberg, P.C.

Nicole L. Greenblatt, P.C.

Elizabeth H. Jones

(joshua.sussberg@kirkland.com)

(nicole.greenblatt@kirkland.com)

(elizabeth.jones@kirkland.com)

and

Pachulski Stang Ziehl & Jones LLP

919 North Market Street, 17th Floor

Wilmington, Delaware 19899

Attention:   Laura Davis Jones, Esq.

David M. Bertenthal, Esq.

(ljones@pszjlaw.com)

(dbertenthal@pszjlaw.com)

Counsel to the DIP Lenders and the Prepetition First Lien Secured Parties
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Attention: Ari B. Blaut; Benjamin S. Beller E-mail address: blauta@sullcrom.com; bellerb@sullcrom.com
Counsel to the Committee

White & Case LLP

111 South Wacker Drive

Chicago, Illinois 60606

Attention: Gregory F. Pesce; Andrew F. O’Neill

E-mail address: gregory.pesce@whitecase.com; aoneill@whitecase.com

1221 Avenue of the Americas

New York, New York 10020

Attention: Andrea Amulic and Andrea Kropp

E-mail address: andrea.amulic@whitecase.com; andrea.kropp@whitecase.com

and

Cole Schotz, P.C.

500 Delaware Avenue, Suite 1410

Wilmington, Delaware 19801

Attention: Justin R. Alberto; Patrick J. Reilley; Stacy L. Newman; Jack M. Dougherty

E-mail address: jalberto@coleschotz.com; preilley@coleschotz.com; snewman@coleschotz.com; jdougherty@coleschotz.com

Plan Administrator
Berkeley Research Group, LLC 1230 Peachtree Street NE, Suite 2440 Atlanta, Georgia 30309 Attention: Bob Butler E-mail address: bbutler@thinkbrg.com
United States Trustee
Office of the United States Trustee 844 King Street, Suite 2207 Wilmington, Delaware 19801

11.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

To the extent permitted by applicable law, pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents or taxing authority to forego the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment.

12.	Exhibits / Plan Supplement

All exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference and be fully enforceable as if stated in full herein.

13.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

14.	Tax Reporting and Compliance

The Debtors are authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors are for all taxable periods ending after the Petition Date through, and including, the Effective Date.

15.	Controlling Document

In the event of an inconsistency between the Plan, on the one hand, and the Plan Supplement, any other of the Plan Documents, or any other instrument or document created or executed pursuant to the Plan, on the other hand, or between the Plan and the Disclosure Statement, the Plan shall control. The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, however, that if there is determined to be any inconsistency between any provision of the Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern. For the avoidance of doubt, nothing in the Plan or the Confirmation Order shall be construed to amend, modify, or abrogate any prior order of the Bankruptcy Court in the Chapter 11 Cases.

M.	CONFIRMATION PROCEDURES

1.	Confirmation Hearing

The Confirmation Hearing has been scheduled to commence on June 18, 2024 at 1:00 p.m. (prevailing Eastern time). The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

2.	Filing Objections to the Plan

The deadline for objecting to Confirmation of the Plan is June 7, 2024 at 5:00 p.m. (prevailing Eastern time). Subject to order of the Bankruptcy Court, any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name of the applicable Debtor, the name of the objecting party and the amount and nature of the Claim of such Entity or the amount of Interests held by such Entity; (iv) state with particularity the legal and factual bases and nature of any objection to the Plan; and (v) be filed with the Bankruptcy Court and served by no later than the deadline to Confirmation set by the Bankruptcy Court on the Notice Parties, which service may be by way of the CM/ECF system, with courtesy copies by email.

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

N.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (ii) the Debtors have complied or will comply with all of the requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

●	The Plan complies with the applicable provisions of the Bankruptcy Code;

●	The Debtors have complied and will comply with the applicable provisions of the Bankruptcy Code;

●	The Plan has been proposed in good faith and not by any means forbidden by law;

●	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been or will be disclosed to the Bankruptcy Court, and any such payment: (a) made before the confirmation of the Plan is reasonable; or (b) is subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after confirmation of the Plan;

●	The Debtors will disclose the identity and affiliations of the person proposed to serve, after confirmation of the Plan, as the Plan Administrator. The appointment to such office by such person, will be consistent with the interests of creditors and with public policy;

●	Either each Holder of an Impaired Claim against the Debtors or Interest in the Debtor will (A) have accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code, or (B) if section 1111(b)(2) applies to such Claim, receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such Holder’s interest in the estate’s interest in the property that secures such claims;

●	Each Class of Claims that is entitled to vote on the Plan will either have accepted the Plan or will not be Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code;

●	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Expense Claims and Priority Claims will be paid in full in Cash on the Effective Date, or as soon thereafter as is reasonably practicable;

●	At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class; and

●	The Debtors have paid or will pay all fees payable under section 1930 of title 28, and the Plan provides for the payment of all such fees.

1.	Best Interests of Creditors Test/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the bankruptcy court find, as a condition to confirmation of a chapter 11 plan, that each holder of a claim or Interest in each impaired class: (i) has accepted the plan; or (ii) among other things, will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such Person would receive if each of the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The Plan satisfies the best interest of creditors test. The Plan provides a greater recovery to the Holders of Allowed General Unsecured Claims than such Holders would receive under a liquidation under Chapter 7, primarily because the Plan avoids additional administrative expenses and commissions associated with the appointment of a Chapter 7 trustee, while increasing the efficiency of administering the Debtors’ remaining assets for the benefit of creditors.

The Debtors have already liquidated substantially all of their respective assets, excluding Causes of Action that are not waived or settled in accordance with the Plan in connection with the Sale Orders. Based on various assumptions, and as a result of the Committee Settlement, the Debtors estimate that general unsecured creditors will likely receive a recovery ranging from approximately 7.0% – 11.0%.

Such recoveries to general unsecured creditors under the Plan are expected to be more than such creditors’ recovery in a Chapter 7 liquidation. If the Chapter 11 Cases were converted to Chapter 7 cases, the Debtors’ estates would incur the costs of payment of a statutorily allowed sliding-scale commission to the Chapter 7 trustee, as well as the additional costs of replacement counsel and other professionals retained by the trustee to get up to speed and assist with the liquidation.9 Such amounts, together with other wind-down costs, would exceed the amount of fees and expenses that will be incurred by the Plan Administrator and his, her or its professionals and agents in completing the liquidation of the remaining assets and otherwise winding up the affairs of the Debtors. Additionally, the Debtors’ estates would likely suffer additional delays, as a Chapter 7 trustee and his/her counsel need time to develop a necessary learning curve to complete the administration of the Estates. The Debtors’ Estates would continue to be obligated to pay all unpaid expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for professionals) which will constitute Allowed Claims in any Chapter 7 cases. In short, given that a substantial portion of the Debtors’ assets have already been liquidated, the primary consequence of liquidating the Debtors under Chapter 7 of the Bankruptcy Code would be to incur additional administrative expenses and other costs and reduce the amounts payable to holders of General Unsecured Claims.

To assist the Bankruptcy Court in making the findings required under section 1129(a)(7) of the Bankruptcy Code, the Debtors, with assistance from their professionals, prepared a Liquidation Analysis, a copy of which is attached hereto as Exhibit B. The Liquidation Analysis incorporates certain assumptions relating to the risks and costs associated with a liquidation process and the estimated proceeds that may be realized as a result of a liquidation as compared to the projected recoveries under the Plan.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WOULD NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

2.	Feasibility

Under Section 1129(a)(11) of the Bankruptcy Code, the Debtors must show that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). The Plan clearly complies with this requirement because all of the Debtors’ remaining assets will be liquidated or otherwise disposed of and the proceeds thereof will be distributed to creditors pursuant to the terms of the Plan and, provided the Plan is confirmed and consummated, the Estates will no longer exist to be subject to future reorganization or liquidation.

On the Effective Date, the Debtors believe they will have sufficient funds to satisfy Claims pursuant to the treatment set forth in the Plan as well as to implement the Plan. Specifically, the Debtors estimate that they will have approximately $67.5 million in Cash in the aggregate on the Effective Date. See Exhibit B (Liquidation Analysis).

[9]	The Chapter 7 trustee would likely engage his or her own advisors and professionals that would add more professional fees and expenses that would have to be paid prior to any distributions to holders of Allowed General Unsecured Claims.

Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code, and will present additional supporting evidence prior to or at the Confirmation Hearing, if and to the extent necessary.

3.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or Interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default— (A) cures any such default that occurred before or after the commencement of the Chapter 11 Cases, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (B) reinstates the maturity of such claim or interest as such maturity existed before such default; (C) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (D) if such claim or such interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensates the holder of such claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and (E) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan and are not insiders. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Section 1126(d) of the Bankruptcy Code, except as otherwise provided in section 1126(e) of the Bankruptcy Code, defines acceptance of a plan by a class of impaired Interests as acceptance by holders of at least two-thirds in amount of Interests in that class actually voting to accept or to reject the plan.

Classes 1 and 2 are not Impaired under the Plan, and, as a result, the Holders of such Claims are deemed to have accepted the Plan. Claims and Interests in Class 7 and Class 8 are Impaired under the Plan but deemed to reject the Plan. Claims and Interests in Class 5 and Class 6 are either Unimpaired under the Plan and presumed to have accepted the Plan or Impaired under the Plan and deemed to reject the Plan. The Holders of Claims in Classes 3 and 4 are Impaired and entitled to vote on the Plan.

Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in Classes 3 and 4 must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to such Classes, and without considering whether the Plan “discriminates unfairly” with respect to such Classes, as both standards are described herein. As stated above, Classes 3 and 4 will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims in each such Class (other than any Claims designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

4.	Confirmation Without Acceptance by Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if less than all impaired classes entitled to vote on the plan have accepted it, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired Class’s rejection or deemed rejection of the Plan, the Plan will be confirmed, at the Debtors’ request, in a procedure commonly known as “cram down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan.

5.	No Unfair Discrimination

The unfair discrimination test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

Under the Plan, creditors who are of equal priority, including general unsecured creditors, are placed in the same applicable Class, and the members thereof are provided the same treatment. Thus, the unfair discrimination test is satisfied in these cases.

6.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in such class:

The condition that a plan be “fair and equitable” to a non-accepting Class of Secured Claims includes the requirements that: (a) the Holders of such Secured Claims retain the liens securing such Claims to the extent of the Allowed amount of the Claims, whether the property subject to the liens is retained by the Debtors or transferred to another entity under the Plan; and (b) each Holder of a Secured Claim in the Class receives deferred Cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date of the Plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

The condition that a plan be “fair and equitable” with respect to a non-accepting Class of unsecured Claims includes the requirement that either: (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Interest any property.

The condition that a plan be “fair and equitable” to a non-accepting Class of Interests includes the requirements that either: (a) the plan provides that each Holder of an Interest in that Class receives or retains under the plan, on account of that Interest, property of a value, as of the Effective Date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled, (ii) any fixed redemption price to which such Holder is entitled, or (iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Interests junior to the non-accepting Class may receive a distribution under the plan.

To the extent that any class of Claims or Class of Interests either reject the Plan or are deemed to have rejected the Plan, the Debtors intend to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

Notwithstanding the rejection of any Class that votes to reject the Plan, the Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for non-consensual confirmation of the Plan.

O.	CONSUMMATION OF THE PLAN

The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the consummation of the Plan and the impact of failure to meet such conditions, see Article IV.I of the Plan.

ARTICLE V.
RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS COMBINED PLAN AND DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER WITH THE COMBINED PLAN AND DISCLOSURE STATEMENT, REFERRED TO, OR INCORPORATED BY REFERENCE HEREIN. ALTHOUGH THERE ARE MANY RISK FACTORS DISCUSSED BELOW, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PLAN AND ITS IMPLEMENTATION.

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

The occurrence or nonoccurrence of any or all of the following contingencies, and any others, may affect distributions available to Holders of Allowed Claims or Allowed Interests under the Plan, but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a resolicitation of the votes of Holders of Claims or Interests in such Impaired Classes.

1.	Parties in Interest May Object to the Debtors’ Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IV.I of the Plan, the Effective Date of the Plan is subject to certain conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy the Vote Requirement.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or transaction would be similar or as favorable to the Holders of Allowed Claims or Allowed Interests as those proposed in the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan and requires, among other things, findings by the bankruptcy court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of Claims within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. If the requisite acceptances are not received, the Debtors may seek to accomplish an alternative restructuring and obtain acceptances to an alternative plan of reorganization for the Debtors that may not have the support of the Holders of Allowed Claims and Allowed Interests and/or may be required to liquidate these Estates under chapter 7 or 11 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Holders of Allowed Claims and Allowed Interests as those proposed in the Plan. Even if the requisite acceptances are received, and although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or an Allowed Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the Debtors’ proposed procedures for the solicitation of Ballots from Holders of Allowed Claims or Allowed Interests, and the voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes. If the Plan is not Confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what distributions, if any, Holders of Allowed Claims or Allowed Interests will receive with respect to their Claims or Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class of Claims or Interests, as well as any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan. Section 1127 of the Bankruptcy permits the Debtors to modify the Plan at any time before confirmation, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors may modify the Plan at any time after confirmation of the Plan and before substantial consummation of the Plan if circumstances warrant such modification and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors will comply with the disclosure and solicitation requirements set forth in section 1125 of the Bankruptcy Code with respect to the modified Plan. Any Holder of a Claim that has accepted or rejected the Plan is deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, within the time fixed by the Bankruptcy Court, such Holder changes its previous acceptance or rejection. Changes to the Plan may also delay the confirmation of the Plan and the Debtors’ emergence from bankruptcy.

5.	Non-Consensual Confirmation of the Plan May Be Necessary.

In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class) and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, in the event that a Voting Class does not accept the Plan, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

6.	Plan Exclusivity Period.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

7.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the bankruptcy court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of the additional expenses the Debtors would necessarily incur related to the chapter 7 trustee and additional retained professionals. Such expenses may decrease recoveries for Holders of Allowed Claims in the Voting Classes. See, e.g., 11 U.S.C. §§ 326(a), 503(b)(2). The conversion to chapter 7 would require entry of a new bar date, which may increase the amount of Allowed Claims and thereby reduce Pro Rata recoveries. See Fed. R. Bankr. P. 1019(2), 3002(c). A discussion of the effects that a chapter 7 liquidation could have on the recoveries of Holders of Claims and Interests and the Debtors’ liquidation analysis is set forth in Article IV.N.1 of this Disclosure Statement entitled “Best Interests of Creditors Test/Liquidation Analysis.”

8.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is or may become subject to an objection, counterclaim or other suit by the Debtors. Any Holder of a Claim that is or may become subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

9.	Risk of Nonoccurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

10.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims or Allowed Interests under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims and Allowed Interests to be subordinated to other Allowed Claims and Allowed Interests. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims or Allowed Interests under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

11.	The Debtors May Lack Sufficient Liquidity to Satisfy Certain Priority and Administrative Claims in Full in Cash.

It is possible that Allowed Administrative Expense Claims, Priority Tax Claims, DIP Facility Claims, Other Priority Claims, Professional Fee Claims, and the costs of the Wind-Down may exceed the funding available with respect to such Claims, in which case the Plan will not become effective.

12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Articles IV.F hereof provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

B.	risk factors that may affect the recovery available to holders of allowed claims under the plan

1.	Actual Amounts of Allowed Claims May Differ from Estimated Amounts of Allowed Claims, Thereby Adversely Affecting the Recovery of Some Holders of Allowed Claims.

The estimate of Allowed Claims and recoveries for Holders of Allowed Claims set forth in this Disclosure Statement are based on various assumptions. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may significantly vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims or Interests that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the recoveries to Holders of Allowed Claims under the Plan.

2.	Employee Attrition.

There can be no guarantee that the Debtors will be able to retain their leadership through the pendency of these Chapter 11 Cases, which in turn could negatively affect the Debtors’ business operations.

As a result of the Chapter 11 Cases, the Debtors may experience increased levels of employee attrition, and their employees likely will face considerable distraction and uncertainty. A loss of key personnel or material erosion of employee morale could adversely affect the Debtors’ business and results of operations. The Debtors’ ability to attract, engage, motivate, and retain key employees or take other measures intended to motivate and incent key employees to remain with them through the pendency of the Chapter 11 Cases is limited by restrictions on implementation of incentive programs under the Bankruptcy Code. The loss, incapacity, or unavailability for any reason of key members of the Debtors’ senior management team could impair the Debtors’ ability to execute their strategy and implement operational initiatives, which would likely have a material adverse effect on their financial condition, liquidity, and results of operations. In addition, the Debtors’ financial results and ability to compete may suffer if they are unable to attract or retain qualified personnel with comparable skills and experience in the future.

3.	The Debtors May Not Be Able to Satisfy the Conditions Precedent to Consummation of the Plan.

To the extent that the Debtors are unable to satisfy the conditions precedent to Consummation of the Plan, the Debtors may be unable to consummate the Plan and parties may terminate their support, financial or otherwise, for the Plan prior to the Confirmation or Consummation of the Plan. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

4.	The Debtors Cannot State with Certainty What Recovery Will Be Available to Holders of Allowed Claims in the Voting Classes.

The Debtors cannot know with certainty, at this time, the number or amount of Claims in the Voting Classes that will ultimately be Allowed and how the amount of Allowed Claims will compare to the estimates provided herein. For example, a number of Proofs of Claim may allege Claims in an unliquidated amount that will require future resolution, making the amount of any Allowed Claim based on such Proof of Claim entirely speculative as of the date of this Disclosure Statement. In addition, the Debtors are continuing to review the Proofs of Claim filed in their Chapter 11 Cases. As such, the estimated amount of Claims may materially change due to the Debtors’ ongoing review. Accordingly, because certain Claims under the Plan will be paid on a pro rata basis, the Debtors cannot state with certainty what recoveries will be available to Holders of Allowed Claims in the Voting Classes.

5.	The Debtors Cannot Guarantee Recoveries or the Timing of Such Recoveries.

Although the Debtors have made commercially reasonable efforts to estimate Allowed Claims, including Administrative Claims, Priority Tax Claims, and Other Priority Claims, it is possible that the actual amount of such Allowed Claims is materially higher than the Debtors’ estimates. Creditor recoveries could be materially reduced or eliminated in this instance. In addition, the timing of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, the Debtors cannot guaranty the timing of any recovery on an Allowed Claim.

C.	DISCLAIMERS

1.	The Financial Information Contained Herein Has Not Been Audited.

In preparing this Combined Plan and Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Combined Plan and Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to represent or warrant that the financial information contained in this Combined Plan and Disclosure Statement and attached hereto is without inaccuracies.

2.	The Information Contained Herein is for Soliciting Votes Only.

The information contained in this Combined Plan and Disclosure Statement is for purposes of soliciting votes on the Plan and may not be relied upon for any other purposes.

3.	This Combined Plan and Disclosure Statement Was Not Approved by the United States Securities and Exchange Commission.

This Combined Plan and Disclosure Statement was not filed with the United States Securities and Exchange Commission under the Securities Act or applicable state securities laws. Neither the United States Securities and Exchange Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Combined Plan and Disclosure Statement, or the exhibits or the statements contained in this Combined Plan and Disclosure Statement.

4.	This Combined Plan and Disclosure Statement May Contain Forward Looking Statements.

This Combined Plan and Disclosure Statement may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology. All forward looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The information contained herein is an estimate only, based upon information currently available to the Debtors.

5.	No Admissions Made.

The information and statements contained in this Combined Plan and Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, Holders of Allowed Claims or Allowed Interests, or any other parties in interest.

6.	No Legal or Tax Advice is Provided to You by This Combined Plan and Disclosure Statement.

This Combined Plan and Disclosure Statement is not legal or tax advice to You. The contents of this Combined Plan and Disclosure Statement should not be construed as legal, business or tax advice, and are not personal to any person or entity. Each Holder of a Claim should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim. This Combined Plan and Disclosure Statement may not be relied upon for any purpose other than as a disclosure of certain information to determine how to vote on the Plan or object to confirmation of the Plan.

7.	No Reliance Should Be Placed on Any Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute litigation rights and claims against any third parties and may object to Claims after the Confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such litigation claims or objections to Claims.

8.	Nothing Herein Constitutes a Waiver of Any Right to Object to Claims or Recover Transfers and Assets.

The vote by a Holder of a Claim for or against the Plan does not constitute a waiver or release of any claims or rights of the Debtors (or any entity or party in interest, as the case may be) to object to that Holder’s Claim regardless of whether any Claims or Causes of Action of the Debtors or Estates are specifically or generally identified herein.

9.	The Information Used Herein was Provided by the Debtors and was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Combined Plan and Disclosure Statement. Although the Debtors’ advisors have performed certain limited due diligence in connection with the preparation of this Combined Plan and Disclosure Statement, they have not verified independently the information contained in this Combined Plan and Disclosure Statement.

10.	The Potential Exists for Inaccuracies and the Debtors Have No Duty to Update.

The statements contained in this Combined Plan and Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Combined Plan and Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. The Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Combined Plan and Disclosure Statement. Further, although the Debtors may subsequently update the information in this Combined Plan and Disclosure Statement, the Debtors has no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.	No Representations Made Outside the Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Combined Plan and Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in or included with this Combined Plan and Disclosure Statement should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors.

D.	RISKS RELATED TO THE DEBTORS’ LIQUIDITY.

1.	The Debtors’ Limited Liquidity Could Materially and Adversely Affect Their Business Operations.

The Debtors require certain capital resources in order to operate their business and their limited liquidity could materially and adversely affect their business operations. Without sufficient additional capital funding, the Debtors may be required to delay, scale back, or abandon some or all of their capital projects, product development, manufacturing, acquisition, licensing and marketing initiatives, or operations.

2.	Additional Risks.

Additional discussion of the risks associated with the Debtors’ business operations and historical financial performance is set forth in Project Sage Oldco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on April 18, 2023, and on Project Sage Oldco’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the Securities and Exchange Commission on November 13, 2023.

ARTICLE VI.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which case, a trustee would be elected or appointed to liquidate the Debtors’ assets. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of, in the chapter 7 scenario, the lack of the consideration and concessions to be provided by the DIP Lenders and the Prepetition First Lien Secured Parties under the Plan, and the additional administrative expenses involved in the appointment of a chapter 7 trustee and attorneys and other professionals to assist such trustee, and (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation.

B.	FILING OF AN ALTERNATIVE CHAPTER PLAN

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan. However, because of the consideration and concessions to be provided by the DIP Lenders and the Prepetition First Lien Secured Parties under the Plan, the Debtors believe that the current proposed Plan will allow all parties in interest to realize the highest recoveries under the circumstances.

ARTICLE VII.
SUMMARY OF CERTAIN U.S. FEDERAL INCOME
TAX CONSEQUENCES OF THE PLAN

THE FOLLOWING IS INTENDED TO BE ONLY A BRIEF SUMMARY OF SELECTED FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH, AND RECEIPT OF TAX ADVICE FROM, A TAX PROFESSIONAL. THE SELECTED FEDERAL TAX CONSEQUENCES THAT ARE DESCRIBED HEREIN AND OTHER FEDERAL, STATE AND LOCAL TAX CONSEQUENCES THAT ARE NOT ADDRESSED HEREIN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH TAX CONSEQUENCES MAY ALSO VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF AN ALLOWED CLAIM. THIS DISCUSSION DOES NOT ADDRESS TAX ISSUES WITH RESPECT TO SUCH HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING, FOR EXAMPLE, BANKS, BROKERS DEALERS, MUTUAL FUNDS, GOVERNMENTAL AUTHORITIES OR AGENCIES, PASS-THROUGH ENTITIES, BENEFICIAL OWNERS OF PASS-THROUGH ENTITIES, SUBCHAPTER S CORPORATIONS, DEALERS AND TRADERS IN SECURITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, CONTROLLED FOREIGN CORPORATIONS, PASSIVE FOREIGN INVESTMENT COMPANIES, SMALL BUSINESS INVESTMENT COMPANIES, FOREIGN TAXPAYERS, PERSONS WHO ARE RELATED TO THE DEBTORS WITHIN THE MEANING OF THE IRC, PERSONS LIABLE FOR ALTERNATIVE MINIMUM TAX, HOLDERS OF CLAIMS WHOSE FUNCTIONAL CURRENCY IS NOT THE U.S. DOLLAR, HOLDERS OF CLAIMS WHO PREPARE “APPLICABLE FINANCIAL STATEMENTS” (AS DEFINED IN SECTION 451 OF THE IRC), PERSONS USING A MARK-TO-MARKET METHOD OF ACCOUNTING, HOLDERS OF CLAIMS WHO ARE THEMSELVES IN BANKRUPTCY, REGULATED INVESTMENT COMPANIES, AND THOSE HOLDING, OR WHO WILL HOLD, ANY PROPERTY DESCRIBED HEREIN AS PART OF A HEDGE, STRADDLE, CONVERSION, OR OTHER INTEGRATED TRANSACTION). MOREOVER, THIS SUMMARY DOES NOT ADDRESS ANY ASPECT OF U.S. NON-INCOME (INCLUDING STATE OR GIFT), STATE, LOCAL, OR NON-U.S. TAXATION, CONSIDERATIONS UNDER ANY APPLICABLE TAX TREATY OR ANY TAX ARISING UNDER SECTION 1411 OF THE IRC (THE “MEDICARE” TAX ON CERTAIN INVESTMENT INCOME). FURTHERMORE, THIS SUMMARY ASSUMES THAT A HOLDER OF AN ALLOWED CLAIM HOLDS ONLY CLAIMS IN A SINGLE CLASS AND HOLDS SUCH CLAIMS AS “CAPITAL ASSETS” (WITHIN THE MEANING OF SECTION 1221 OF THE IRC). THIS SUMMARY DOES NOT DISCUSS DIFFERENCES IN TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ACT OR RECEIVE CONSIDERATION IN A CAPACITY OTHER THAN AS A HOLDER OF A CLAIM, AND THE TAX CONSEQUENCES FOR SUCH HOLDERS MAY DIFFER MATERIALLY FROM THAT DESCRIBED BELOW. THIS SUMMARY DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS (A) WHOSE CLAIMS ARE UNIMPAIRED OR OTHERWISE ENTITLED TO PAYMENT IN FULL IN CASH UNDER THE PLAN, (B) THAT ARE DEEMED TO REJECT THE PLAN, OR (C) THAT ARE OTHERWISE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM IS STRONGLY ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN. THE BELOW SUMMARY OF TAX CONSEQUENCES IS NOT INTENDED TO BE AND IS NOT TAX ADVICE.

THE DEBTORS DO NOT INTEND TO REQUEST A TAX RULING FROM THE INTERNAL REVENUE SERVICE OR ANY OTHER TAXING AUTHORITY WITH RESPECT TO ANY OF THE TAX CONSEQUENCES OF THE PLAN. CONSEQUENTLY, THE INTERNAL REVENUE SERVICE OR ANOTHER TAXING AUTHORITY MAY DISAGREE WITH AND MAY CONTEST ONE OR MORE OF THE TAX CONSEQUENCES DESCRIBED HEREIN TO THE DEBTORS AND HOLDERS OF CLAIMS.

A.	Federal Income Tax Consequences to Certain Creditors

1.	In General

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more “United States persons” (within the meaning of section 7701(a)(30) of the IRC) has authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of section 7701(a)(30) of the IRC). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

Generally, a U.S. Holder of a Claim should in most, but not all, circumstances recognize gain or loss equal to the difference between the “amount realized” by such holder in exchange for its Claim and such holder’s adjusted tax basis in the Claim. The “amount realized” is equal to the sum of the cash and the fair market value of any other consideration received under a plan of reorganization in respect of a holder’s Claim. The tax basis of a U.S. Holder in a Claim will generally be equal to the holder’s cost therefor. To the extent applicable, the character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the holder, the nature of the Claim in the holder’s hands, the purpose and circumstances of its acquisition, the holder’s holding period of the Claim, and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Claim. Generally, if the Claim is a capital asset in the holder’s hands, any gain or loss realized will generally be characterized as capital gain or loss, and will constitute long-term capital gain or loss if the holder has held such Claim for more than one year.

Under the “market discount” provisions of the IRC, some or all of any gain realized by a U.S. Holder of a Claim who exchanges such Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 1/4 of 1 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the remaining number of complete years to maturity).

Any gain recognized by a U.S. Holder on the disposition of a Claim (determined as described above) which was acquired with market discount should be treated as ordinary income to the extent of the amount of market discount that accrued thereon while such Claim was treated as held by such U.S. Holder (unless such U.S. Holder elected to include such amount of market discount in income as it accrued).

A U.S. Holder who received Cash in satisfaction of its Claims may recognize ordinary income or loss to the extent that any portion of such consideration is characterized as accrued interest. A U.S. Holder who did not previously include in income accrued but unpaid interest attributable to its Claim, and who receives a distribution on account of its Claim pursuant to the Plan, will be treated as having received interest income to the extent that any consideration received is characterized for U.S. federal income tax purposes as interest, regardless of whether such creditor realizes an overall gain or loss as a result of surrendering its Claim. A U.S. Holder who previously included in its income accrued but unpaid interest attributable to its Claim should recognize an ordinary loss to the extent that such accrued but unpaid interest is not satisfied, regardless of whether such holder realizes an overall gain or loss as a result of the distribution it may receive under the Plan on account of its Claim.

If the fair market value of the consideration received by a U.S. Holder of a Claim under the Plan is not sufficient to fully satisfy all principal and interest on its Claim, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration distributed to U.S. Holders will be allocated first to the principal amount of the Claim, with any excess allocated to accrued but unpaid interest, if any, on such U.S. Holder’s Claims. Certain legislative history indicates that an allocation of consideration between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, and certain case law generally indicates that a final payment on a distressed debt instrument that is insufficient to repay outstanding principal and interest will be allocated first to principal, rather than interest. Certain Treasury Regulations, however, allocate payments first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan.

Under the Plan, the holders of certain Claims, including General Unsecured Claims in Class 4, will likely receive only a partial distribution on account of their Allowed Claims. Whether the applicable holder of such Claims will recognize a loss or any other tax treatment will depend upon facts and circumstances that are specific to the nature of the holder and its Claims. Creditors should consult their own tax advisors.

2.	Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to property (including money) received in exchange for such Claim pursuant to the Plan, unless (i) such holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is “effectively connected” for United States federal income tax purposes, or (ii) if such holder is an individual, such holder is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

B.	Information Reporting and Backup Withholding

Distributions pursuant to the Plan will be subject to any applicable federal income tax reporting and withholding. The IRC imposes “backup withholding” on certain “reportable” payments to certain taxpayers, including payments of interest. Under the IRC’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional federal income tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of income tax. A holder of a Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

ARTICLE VIII.
RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Combined Plan and Disclosure Statement because generally (except as otherwise agreed to by the creditor) the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise likely result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than that which is proposed under the Plan. Accordingly, the Debtors recommend that all creditors who are entitled to vote on the Plan vote to accept the Plan.

[Remainder of Page Intentionally Blank]

Dated: June 13, 2024

Respectfully submitted,

/s/ Ron Menezes
Ron Menezes
CEO and President of Project Sage Oldco, Inc. and
Its Affiliate Debtors

[Signature page to Combined Plan and Disclosure Statement]

EXHIBIT A

Organizational Chart of the DEBTORS

EXHIBIT B

LIQUIDATION ANALYSIS